Exhibit 99.1

STATE OF MAINE	ORDER
PUBLIC UTILITIES COMMISSION
February 1, 2008

VERIZON NEW ENGLAND INC., NORTHERN NEW ENGLAND TELEPHONE OPERATIONS INC., ENHANCED COMMUNICATIONS OF NORTHERN NEW ENGLAND INC., NORTHLAND TELEPHONE COMPANY OF MAINE, INC., SIDNEY TELEPHONE COMPANY, STANDISH TELEPHONE COMPANY, CHINA TELEPHONE COMPANY, MAINE TELEPHONE COMPANY, AND COMMUNITY SERVICE TELEPHONE CO.,
Re: Joint Application for Approvals Related to Verizon’s Transfer of Property and Customer Relations to Company to be Merged with and into FairPoint Communications, Inc.

Docket No. 2007-67

PUBLIC UTILITIES COMMISSION Investigation into Verizon Maine’s Alternative Form of Regulation	Docket No. 2005-155

ADAMS, Chairman; REISHUS and VAFIADES, Commissioners

I.              SUMMARY

In this Order, we approve the Amended Stipulation entered into by FairPoint, Verizon, the Office of the Public Advocate (OPA), the Commission’s Advocacy Staff, Biddeford Internet Corp. d/b/a Great Works Internet (GWI), Cornerstone Communications, LLC (Cornerstone), and the AARP(1) filed with us on December 21,

(1) AARP is a signatory to the Amended Stipulation with respect to the resolution of all issues in Docket No. 2005-155, the Commission’s Alternative Form of Regulation (AFOR) Proceeding.  AARP is not a party to Docket No. 2007-67 and takes no position either for or against the portions of the Amended Stipulation which deal with that docket. On January 2, 2008, counsel for Oxford Networks notified the Commission that Oxford Networks supported the Amended Stipulation and would be submitting a signature page.  To date, the signature page has not been filed with the Commission.  U.S. Cellular supports the Amended Stipulation but is not a signatory to it.  Mid-Maine Communications, Pine Tree Networks, One Communications and the Telephone Association of Maine (TAM) take no position either for or against the Amended Stipulation.

2007, as further amended on January 3, 2008, and with specific Commission-imposed conditions.  We also decide a number of issues, including wholesale issues, that were not addressed by the Amended Stipulation and required Commission action before a decision could be made on the proposed Transaction as a whole.  We ultimately approve the proposed Transaction as amended and conditioned and resolve all issues associated with Docket No. 2005-155, Investigation Into Verizon Maine’s Alternative Form of Regulation (AFOR Proceeding).

II.            PROCEDURAL HISTORY

A.            Summary of Proposed Transaction

On February 1, 2007, Verizon New England Inc., d/b/a Verizon Maine (Verizon), Northern New England Telephone Operations, Inc. (Telco), Enhanced Communications of New England, Inc. (Newco), Northland Telephone Company of Maine, Inc., Sidney Telephone Company, Standish Telephone Company, China Telephone Company, Maine Telephone Company, and Community Service Telephone Co. (the latter six being referred to as the FairPoint Maine Telephone Companies or FairPoint Classic) (collectively the Joint Applicants) jointly filed a request for the Commission to grant “any and all approvals and authorizations required for the transfer of Verizon New England’s local exchange and long distance businesses and the long distance businesses of certain affiliated companies of Verizon New England to FairPoint Communications, Inc. (FairPoint), the commencement of the provision of regulated telephone utility services by Telco and Newco, the discontinuance of regulated telephone utility services by Verizon New England and the ancillary transactions” (the Transaction).  The Joint Applicants filed similar applications before the New Hampshire Public Utilities Commission (NH PUC) and the Vermont Public Service Board (VT PSB).

Verizon serves as an incumbent local exchange carrier (ILEC) in Maine.(2)  Bell Atlantic Communications, Inc. (BACI), NYNEX Long Distance Company (NYNEX LD) and Verizon Select Services, Inc. (VSSI) provide both interstate and intrastate long distance services to customers in Maine and VSSI also provides intrastate private lines and other services in the State.  The FairPoint Classic companies are authorized to provide, and are providing, local exchange, exchange access and interexchange services as ILECs in each of their respective exchanges in Maine.  Each company is a subsidiary of FairPoint, a publicly traded company.

(2) Verizon is a direct, wholly-owned subsidiary of NYNEX Corporation and NYNEX Corporation is a direct wholly-owned subsidiary of Verizon Communications, Inc., a publicly traded company.  Bell Atlantic Communications, Inc. (BACI), NYNEX Long Distance Company (NYNEX LD) and Verizon Select Services, Inc. (VSSI) are authorized interexchange carriers (IXCs) in the State and are wholly-owned (directly or indirectly) subsidiaries of Verizon Communications.

The proposed Transaction would establish a separate, intermediate entity as the holding company for Verizon’s local exchange, long distance and related business activities in Maine, New Hampshire and Vermont (Northern New England Spinco Inc. (Spinco)), distribute the stock of that new entity to Verizon shareholders (the spin-off) and immediately merge it with and into FairPoint (the merger).  Following the proposed Transaction, Telco will be an authorized ILEC for purposes of providing telephone services (including local exchange, exchange access and intrastate interexchange services) in Maine and Newco will be an authorized IXC in Maine.  Current customers of Verizon will become customers of Telco and current customers of BACI, NYNEX LD, and VSSI will become customers of Newco.  Both Telco and Newco will be direct wholly-owned subsidiaries of FairPoint.

While VSSI will continue to do business in Maine, Verizon New England, NYNEX LD and BACI will no longer have any business in the State.  Under the proposed Transaction, NYNEX LD, BACI and VSSI are not seeking to terminate their authorization from the Commission to provide service, but Verizon New England is seeking Commission approval to discontinue service in Maine.  Other affiliates of Verizon, not part of the proposed Transaction, will continue to operate in Maine, including Verizon Wireless, Verizon Business Global, LLC and the successors to the former MCI companies.

Following the proposed Transaction, FairPoint will be the surviving company (under its existing name) and will own all of the stock of Spinco, which in turn will own all of the stock of Telco and Newco.  Verizon Communications shareholders will own approximately 60% of FairPoint and FairPoint shareholders will own approximately 40% after the financial transaction is complete.

B.            Commission Proceeding

The Commission opened an adjudicatory proceeding to process the request.  The following parties were granted intervention status: the Office of the Public Advocate (OPA); Communication Workers of America (CWA) and International Brotherhood of Electrical Workers (IBEW) Locals 2320, 2326, and 2327, and IBEW System Council T-6 (collectively Labor); the Eastern Maine Labor Council, AFL-CIO(3); the CLEC Coalition (Mid-Maine Communications, Oxford Networks, and Pine Tree Networks); GWI; One Communications (One); Cornerstone; XO Communications Services, Inc.;  Level 3 Communications, LLC(4); TAM; Pine Tree Telephone and Telegraph Company; Saco

(3) Due to the limited information in the Eastern Maine Labor Council’s (Council) petition to intervene regarding how this proceeding would have a direct and substantial impact on it, the Council was granted discretionary intervention pursuant to Section 721 of Chapter 110.

(4) On July 24, 2007, Level 3 notified the Commission that it was withdrawing its petition to intervene and that it approved of the proposed Transaction without

River Telegraph and Telephone Company; Oxford Telephone Company, Oxford West Telephone Company, Oxford County Telephone Service Company and Revolution Networks, all d/b/a as Oxford Networks; Mid-Maine Communications; Lincolnville Telephone Company; Tidewater Telecom, Inc.; Unitel, Inc.; U.S. Cellular Corporation; and the Maine Department of Education and the Maine State Library.  Because of the scope and breadth of the proposed transaction, and its potential to impact virtually every citizen of the State of Maine, the Commission assigned two staff members to serve as advocates in this proceeding pursuant to
35-A M.R.S.A. § 1305(5)(C).(5)

On March 12, the Commission received a late-filed petition to intervene from James D. Cowie, on behalf of the complainants in Docket No. 2006-274, Request for Commission Investigation Into Whether Verizon Cooperated in Maine with the National Security Agency’s (NSA) Warrantless Domestic Wiretapping Program (NSA Proceeding) (Privacy Complainants).  The Hearing Examiner’s March 28, 2007 Procedural Order granted discretionary intervention status to the Complainants pursuant to Section 721 of Chapter 110 of the Commission’s Rules.(6)

On March 23, 2007, the Joint Applicants filed the Direct Testimony of Stephen Smith on behalf of Verizon and Peter Nixon, Walter Leach, Michael Harrington, Michael Haga, and Michael Balhoff on behalf of FairPoint.  On July 13, 18, 20, and 24, 2007, the OPA filed the Direct Testimony of Matthew Kahal, David Brevitz, Robert Loube and Barbara Alexander; Labor filed the Direct Testimony of Kenneth Peres and Randy Barber; the CLEC Coalition filed the Direct Testimony of Brian Paul, Robert Souza and Nick Winchester; and GWI filed the Direct Testimony of Fletcher Kittridge.

On August 22, 2007, the Joint Applicants filed the Rebuttal Testimony of Stephen Smith and Ann Morrison on behalf of Verizon, and Michael Balhoff, Michael Haga and Arthur Kurtze, Michael Harrington, Michael Brown and John Smee, William King, Walter Leach, Brian Lippold, Peter Nixon, Douglas Sicker and Michael Skrivan on behalf of FairPoint.  Limited Surrebuttal Testimony was permitted and filed on September 28 and October 1, 2007 by the OPA witnesses, the Labor witnesses, and Nick Winchester on behalf of the CLEC Coalition.

conditions.  The Hearing Examiner granted Level 3’s Motion to Withdraw on July 31, 2007.

(5) Title 35-A M.R.S.A. § 1305(5)(C) provides that the Commission may assign one or more staff members who are not advisors in a proceeding to serve as advocates to facilitate negotiated settlements in the proceeding.

(6) Pursuant to Section 723, the Hearing Examiner limited their participation to written briefs (or oral argument if allowed by the Commission) regarding the need to, and/or means of, preserving the Commission’s jurisdiction over the existing claims against Verizon in Docket No. 2006-274.

Extensive discovery was conducted in this case.  Technical Conferences occurred in June and August.  More than 400 people attended public witness hearings that took place in September in Portland, Bangor, and Fort Kent with additional remote locations in Houlton and Presque Isle.  In addition, the Commission received hundreds of comments (letters, e-mails and faxes) from the public regarding the proposed Transaction.

The Commission conducted evidentiary hearings on October 2-5, and 10, 2007.  On October 10, 2007, TAM filed a letter advising the Commission that TAM members had entered a settlement agreement with FairPoint which resolved TAM’s issues regarding the proposed Transaction.

On November 2, 2007, briefs were filed by the parties and on November 26, 2007, the Advisory Staff issued its Hearing Examiner’s Report.  Exceptions and Comments regarding the Examiner’s Report were filed by FairPoint, Verizon, the OPA, One, the CLEC Coalition, Labor, Privacy Complainants, and GWI.

The Commission scheduled deliberations on the Examiner’s Report for December 13, 2007, and in the early morning of December 13th,  Verizon, FairPoint, the OPA, and the Commission’s Advocacy Staff submitted a partial, contested stipulation (Proposed Stipulation) for the Commission’s consideration.  The Proposed Stipulation purported to resolve a number of issues in Docket No. 2007-67 and to resolve all issues associated with the AFOR Proceeding.  On that same day, the Labor Intervenors filed a Motion for an Evidentiary Hearing and notified the Commission that it contested the Proposed Stipulation.  The Privacy Complainants also informed the Commission that they opposed those portions of the Proposed Stipulation relating to privacy issues.

The Commission held both a hearing and deliberations on December 20, 2007 to consider:  (1) whether the Proposed Stipulation partially met the Commission’s three-part test for stipulations; (2) whether the consideration of a partial contested stipulation was in the public interest; and (3) Labor Intervenors’ Motion for an Evidentiary Hearing.  The Commission heard from all parties on these issues and the Commission only deliberated the Labor Intervenors’ Motion for an Evidentiary Hearing.  The Commission determined that Labor had not presented any genuine issues of material fact requiring an evidentiary hearing and scheduled a hearing on the Proposed Stipulation for December 26, 2007.  The Commission also raised certain areas of concern about the Proposed Stipulation and set a deadline of 5:00 p.m. on December 21, 2007, for the filing of any amendments to the Proposed Stipulation.

On December 21, 2007, the Hearing Examiner granted the motions of both the Labor Intervenors and the OPA to delay the hearing until January 3, 2007.  That same day, an Amended Stipulation was filed for the Commission’s consideration by FairPoint, Verizon, the OPA, the Commission’s Advocacy Staff, GWI, Cornerstone and the AARP.

On January 3, 2007, the Commission held a hearing on the Amended Stipulation.  Additional amendments to the Amended Stipulation were made during the course of the hearing.  After completing the hearing, the Commission commenced its deliberations of the Amended Stipulation.  On January 9, 2007, the Commission deliberated all remaining issues, including those not addressed by the Amended Stipulation.

III.           LEGAL STANDARDS

A.            Transaction-Related Legal Standards

The proposed Transaction requires multiple Commission approvals under both state and federal law, including but not limited to 35-A M.R.S.A. §§ 304, 707, 708, 1101, 1104, 2102 and 2105, as well as 47 U.S.C. § 254(e).  The proposed Transaction also requires consideration of 47 U.S.C. §§ 153, 214(e), 251, 252, 254(e) and 271.

1.             Maine Law

a.             Reorganizations

The Joint Applicants seek the Commission’s approval of their proposed Transaction pursuant to 35-A M.R.S.A. § 708.  Section 708(2) requires Commission approval of reorganizations, which, under Section 708(1)(A), include “any creation, organization,  . . . merger, transfer of ownership or control, . . . dissolution or termination, direct or indirect, in whole or in part, of an affiliated interest . . . accomplished by the issue, sale, acquisition, lease, exchange, distribution or transfer of voting securities or property.”  35-A M.R.S.A. § 708(1)(A).  The Commission may grant such approval only if “it is established by the applicants for approval that the reorganization is consistent with the interests of the utility’s ratepayers and investors.”  35-A M.R.S.A. § 708(2)(A).

In prior reorganization cases, the Commission has construed the broad “consistent with the interests” language of the statute as articulating a “no harm” standard.  That is, the Commission has approved reorganizations where the merging parties have established that the transaction will not adversely affect ratepayers and investors.  See New England Telephone and Telegraph Co. and NYNEX Corporation, Proposed Joint Petition for Reorganization Intended to Effect the Merger With Bell Atlantic Corporation, Docket No. 96-388, Order Part II at 7-8 (Feb. 6, 1997) (Bell Atlantic); and see also Verizon Communications, Inc., and MCI, Inc., Request for Approval of Reorganization and Approval of Agreement of Verizon Communications and MCI, Inc., Docket No. 2005-154, Order- Part II at 3 (Dec. 22, 2005).  Thus, a merger should be approved if the total benefits flowing from the merger are equal to or greater than the detriment or risks resulting from the transaction for both ratepayers and shareholders.  (Bell Atlantic at 8).

Section 708 further provides that in granting its approval, the Commission “shall impose such terms, conditions, or requirements as, in its judgment, are necessary to protect the interests of ratepayers.”  These conditions shall include provisions which assure the following:

1.             That the commission has reasonable access to books, records, documents and other information relating to the utility or any of its affiliates…;

2.             That the commission has all reasonable powers to detect, identify, review and approve or disapprove all transactions between affiliated interests;

3.             That the utility’s ability to attract capital on reasonable terms, including the maintenance of a reasonable capital structure, is not impaired;

4.             That the ability of the utility to provide safe, reasonable and adequate service is not impaired;

5.             That the utility continues to be subject to applicable laws, principles and rules governing the regulation of public utilities;

6.             That the utility’s credit is not impaired or adversely affected;

7.             That reasonable limitations be imposed upon the total level of investment in nonutility business, except that the commission may not approve or disapprove of the nature of the non-utility business;

8.             That the commission has reasonable remedial power, including, but not limited to, the power, after notice to the utility and all affiliated entities of the issues to be determined and the opportunity for an adjudicatory proceeding, to order divestiture of or by the utility in the event that divestiture is necessary to protect the interest of the utility, ratepayers or investors.  A divestiture order shall provide a reasonable period within which the divestiture shall be completed;

                and

9.             That neither ratepayers nor investors are adversely affected by the reorganization.

35-A M.R.S.A. § 708(2)(A).

The Commission does not view the attachment of conditions as a requirement of the statute.  Bell Atlantic at 14.  Although the statute provides that “[t]hese conditions shall include provisions to assure …,” the preceding sentence of the statute indicates the Commission has the discretion to attach such conditions as it believes appropriate under the circumstances.  Id.  Where the Commission cannot find the reorganization will be in the interest of ratepayers and shareholders in the absence of conditions, it must impose appropriate conditions if it intends to approve the reorganization.  Id.  The Commission may also find that the reorganization cannot be approved because there are no conditions sufficient to ensure that ratepayers and shareholders are not harmed.  If the Commission were to find that the reorganization is in the interest of ratepayers and shareholders even absent conditions, it does not necessarily follow that it should refrain from imposing conditions if those conditions will more nearly ensure that the Commission’s conclusion is correct.  Id.  The burden of proof is on the applicants to make a showing that they meet the statute’s requirements.  Id. (quoting 35-A M.R.S.A.  § 708(2) (no reorganization may be approved unless it is established by the applicants that the reorganization is consistent with the interest of ratepayers and investors).

Accordingly, given these legal standards, the Commission must review the evidence presented in this proceeding and determine whether the benefits of the proposed Transaction set forth by the Joint Applicants are at least equal to any likely risks to ensure no harm to ratepayers and shareholders.  Furthermore, Section 708 gives the Commission the discretion to impose terms, conditions, or requirements that, in its judgment, are necessary to protect the interests of ratepayers.  Thus, in weighing the risks, it is appropriate for the Commission to consider the mitigating effects of any such conditions.

b.     Affiliated Interests

Section 707 of Title 35-A prohibits a public utility from entering into certain arrangements with an affiliate without written approval from the Commission.  More specifically, no public utility may extend or receive credit, including the guarantee of debt, or make or receive a loan to or from an affiliated interest or make any contract or arrangement for the furnishing of management, supervision of construction, engineering, accounting, legal, financial or similar services, or for the furnishing of any service or real or personal property other than those enumerated with any affiliated interest until the commission finds that the contract or arrangement is not adverse to the pubic interest and gives the contract or arrangement written approval.  35-A M.R.S.A.§ 707.

The Commission has previously approved the provision of services and facilities between each of the FairPoint Classic companies and any of their affiliated interests pursuant to a standard Support Services Agreement (SSA).  The Joint Applicants initially requested that the Commission approve the provisioning of services and facilities between Telco and any of its affiliated interests pursuant to the SSA approved in Docket No. 99-685 (Northland and Sidney) and the use of the Cost Allocation Manual (CAM) submitted in that docket.

FairPoint, in its Brief, altered its request and seeks Commission approval for Telco to use Verizon’s CAM upon closing as the approved arrangement between Telco and its affiliated interests.  FairPoint also requests that Telco not be required to submit any written agreements regarding the provision of services for Commission approval under Section 707 for six months following the closing, provided that Telco complies with the Verizon CAM.  Telco will then submit, for Commission approval, all proposed agreements between Telco and its affiliates and its proposed CAM for the future(7) which may consist of a proposed continuation of the Verizon CAM.  Accordingly, the Commission must determine whether the Telco’s use of the Verizon CAM is in the public interest.

c.     Authorization of Sale/Assignment of Property

Section 1101 of Title 35-A requires Commission authorization before a public utility may sell, lease, assign, mortgage or otherwise dispose of property that is “necessary or useful in the performance of its duties to the public.”  35-A M.R.S.A. § 1101.  To grant approval pursuant to Section 1101, the Commission must find the sale to be in the public interest.  See Central Maine Power Co., Divestiture of Generation Assets – Request For Approval of Sale of Generation Assets, Docket No. 98-058, Corrected Order Part II at 10 (Dec. 21, 1998).  The Commission “must approve asset sales ‘to protect ratepayers against an imprudent sale by the utility of equipment useful to the public.’” Id.

The Joint Applicants have requested Commission authorization for Verizon to sell FairPoint property that is necessary or useful in the performance of Verizon’s duties to the public.  Accordingly, the Commission must authorize the sale of Verizon’s property to FairPoint and must find that the sale is in the public interest.

d.     Authorization to Discontinue Service

The Joint Applicants have requested Commission authorization for Verizon to discontinue its ILEC regulated intrastate service in Maine as well as the termination of its authority and any authorization to provide such service.  Pursuant to 35-A M.R.S.A. § 1104, “[n]o public utility may abandon all or part of its plant, property or system necessary or useful in the performance of its duties to the public, or discontinue the service which it is providing to the public by the use of such facilities, without first securing the commission’s approval.”  35-A M.R.S.A. § 1104(1).

The statute further provides that “[i]n granting its approval, the Commission may impose such terms, conditions or requirements as in its judgment are necessary to protect the public interest” and that “[a] public utility abandoning all or part of its plant, property or system or discontinuing service pursuant to authority granted by the commission under this section is deemed to have waived all objections to the terms,

(7) FairPoint seeks the right to take the position that there should be a single CAM effective for all three states.

conditions or requirements imposed by the commission in that regard.”  35-A M.R.S.A.§ 1104(2).

In reviewing requests for the sale or transfer of ownership to another utility pursuant to Section 1101 and to simultaneously discontinue service pursuant to Section 1104, the Commission must determine that the terms of the proposed transaction are reasonable for both the purchasing and selling utilities.  Piney Heights Water Company, Re:  Petition to Abandon Service and Transfer Assets to Piney Heights Water Association, Docket No. 1991-170, Order at 1 (Sept. 10, 1991).  The Commission must also review the reasonableness of the proposed transaction from ratepayers’ perspective to determine what effect the transaction will have on rates and quality of service.  Id.

e.     Approval to Furnish Service

Pursuant to 35-A M.R.S.A. § 2102, a public utility may not furnish any services set out in Section 2101 (which includes the operation of telephones) in or to any municipality in or to which another public utility is furnishing or is authorized to furnish a similar service without Commission approval.  35-A M.R.S.A. § 2102 (1).  The Commission may condition approval upon the submission of a bond or other financial security if the Commission determines that such a requirement is necessary to ensure that a public utility has the financial ability to meet its obligations under Title 35-A.  Id.  Section 2105 provides that the Commission must declare that the public convenience and necessity require another public utility to provide service in a location where another utility is already authorized to provide or is providing the same or similar service.  35-A M.R.S.A. § 2105(1).

Telco and Newco request that the Commission declare that the public convenience and necessity require that they be allowed to provide service, that the Commission approve furnishing services by Telco for areas served by Verizon and unserved areas of the State and approve furnishing of competitive interexchange (IXC) services by Newco in Maine.  If the Commission approves the sale of Verizon’s assets to FairPoint and Verizon’s discontinuance of service, then the necessary approvals pursuant to Sections 2102 and 2105, authorizing Telco and Newco to provide service, will likely be given, though they may be subject to certain financial conditions.

f.      Filing Schedules of Rates, Terms and Conditions

Pursuant to 35-A M.R.S.A. § 304, every public utility must file schedules of all rates, tolls and charges which the utility has established and which are in force at the time for any service performed by it within the State or for any service in connection with or performed by any public utility controlled or operated by it or in conjunction with it.  35-A M.R.S.A. § 304.  Schedules shall include all terms and conditions that in any manner affect rates charged or to be charged by the utility.  Id.  Telco requests that the

Commission approve Telco’s adoption of Verizon’s schedules of its rates, terms and conditions in effect upon commencement of service by Telco as Telco’s initial schedule of its rates, terms and conditions and grant any waivers of tariff filing and form requirements of Chapter 120 of the Commission’s Rules necessary to facilitate adoption of Verizon’s rates.

The Joint Applicants also request that the Commission approve Newco’s adoption of provisions of applicable tariffs of BACI, NYNEX LD and VSSI and Verizon’s simultaneous withdrawal and termination of the applicability of Verizon’s schedules.  Teleco and Newco plan to file new tariff pages and adopt the existing tariffs of Verizon and Verizon will simultaneously withdraw and terminate the applicability of Verizon’s rate schedules.

Accordingly, the Commission must approve Telco’s adoption of Verizon’s rate schedules.

2.             Federal Law

a.             Eligible Telecommunications Carrier

The Telecommunications Act of 1996 (TelAct) supports universal service by making federal universal service fund (USF) support available to those carriers that are designated as eligible telecommunications carriers (ETCs).  Section 214(e)(2) of the TelAct gives state commissions the primary responsibility for designating carriers as ETCs.  To be designated as an ETC, a carrier must offer certain specified services supported by the USF to all customers within the ETC’s service area and must advertise the availability and prices of such services using media of general distribution.  47 U.S.C. § 214(e)(1).  In addition, as a condition of receiving federal USF support, carriers must annually certify to the state commission and the Federal Communications Commission (FCC) that the funds they receive are being used in a manner consistent with the requirements of 47 U.S.C. § 254(e).

Pursuant to 47 U.S.C. § 254(e) and 47 C.F.R. § 54.201(b), the Joint Applicants seek to have the Commission designate Telco as an ETC for the service area previously designated for Verizon and certify that Telco will use federal high-cost support in compliance with Section 254(e), as required by the FCC.

b.             FairPoint’s Status as a RBOC

For a discussion of FairPoint’s status as a Regional Bell Operating Company (RBOC) pursuant to 47 U.S.C. § 153 see Section VI(B)(5)(b).

c.             Wholesale Requirements of the TelAct

For a discussion of the wholesale requirements of Sections 251, 252 and 271 of the TelAct see Section VI(B)(5).

B.            Standard for Approval of Stipulations

When parties file a stipulation in a proceeding, we consider the following criteria:

1.             Whether the parties joining the stipulation represent a sufficiently broad spectrum of interests that the Commission can be sure that there is no appearance or reality of disenfranchisement;

2.             Whether the process that led to the stipulation was fair to all parties; and

3.             Whether the stipulated result is reasonable and is not contrary to legislative mandate.

See Central Maine Power Company, Proposed Increase in Rates, Docket No. 92-345(II), Detailed Opinion and Subsidiary Findings (Me. P.U.C. Jan. 10, 1995); and Maine Public Service Company, Proposed Increase in Rates (Rate Design), Docket No. 95-052, Order (Me. P.U.C. June 26, 1996).  We have also recognized that we have an obligation to ensure that the overall stipulated result is in the public interest.  See Northern Utilities, Inc., Proposed Environmental Response Cost Recovery, Docket No. 96-678, Order Approving Stipulation (Me. P.U.C. April 28, 1997).

If the stipulation is contested by a party, Section 744 of Chapter 110 of our Rules requires that all non-signatory parties be given an opportunity to be heard.  If a contesting party requests a hearing, we must provide notice to all parties and an opportunity to be heard pursuant to the provisions of this section.  Id.  As part of our consideration, we may require any contesting party to make a written offer of proof and/or argument concerning the contested issues.  Id.  Further, we may require any contesting party to produce sufficient evidence to put in issue any factual matter contested by that party.  Id.  If we determine that there is a genuine issue of material fact, we must hold an evidentiary hearing.  Id.

IV.           DESCRIPTION OF AMENDED STIPULATION

This Section discusses the Amended Stipulation and the provisions orally amended at the January 3rd 2008 hearing (Section A) and certain proposed conditions from the Examiner’s Report to which the signatory parties agreed (Section B).  In addition, it discusses certain proposed conditions from the Examiner’s Report to which the stipulating parties agreed as modified by the Commission (Section C).  A provision of the Amended Stipulation regarding the ConnectME Authority is discussed in Section D.   The Amended Stipulation also contained certain proposed conditions from the Examiner’s Report to which the stipulating parties agreed but which they sought to limit in some way – these are discussed in Section VI(A) below.  Finally, those conditions from the Examiner’s Report that the Stipulating Parties explicitly requested that the

Commission decide, including all wholesale issues, are discussed in Section VI(B) below.

A.            Amended Stipulation and Provisions Orally Amended at the January 3, 2008 Hearing

The Amended Stipulation filed with the Commission on December 21, 2007, contains provisions relating to financial matters, broadband expansion, service quality, resolution of the AFOR Proceeding, financial contributions made by Verizon, and privacy issues.  The Amended Stipulation is a contested, partial stipulation and is found in Appendix A to this Order.  The further amendments made to the Amended Stipulation during the January 3rd 2008 hearing for purposes of clarifying the signing parties’ intent with respect to certain provisions and addressing certain concerns or questions raised by the Commission during the hearing are explained in Appendix B.(8).

B.            Conditions Recommended by the Examiner’s Report and Agreed to by the Signatories to the Amended Stipulation

In Section III(3)(E) of the Amended Stipulation, FairPoint agreed to the imposition of twelve conditions proposed in the Examiner’s Report:  five financial conditions (V-D-4, V-D-5, V-D-6, V-D-7, and V-D-8); two back office systems conditions
(VI-B-2, VI-B-5); two service quality conditions (VIII-3, VIII-6); one federal regulatory issue condition (XIII-3); one eligible telecommunications carrier condition (ER  p. 254); and one privacy policy related condition (X-2).  However, several of these agreed upon conditions were later amended by the parties or the Commission.  Accordingly, the conditions requiring no amendment are found in Appendix C: Financial Conditions Nos. 1-4; Back Office Conditions Nos. 23 and 24; Service Quality Condition No. 29; Federal Regulatory Condition No. 31; and ETC Condition No. 3.  The remaining conditions will be discussed below.

C.            Examiner Report Conditions Agreed to by the Parties But Modified by the Commission

1.             Staffing Issue

The Examiner’s Report recommended Condition VIII-6 which required FairPoint to meet certain commitments it had made in its brief regarding service quality issues.  In order to ensure clarity regarding the specific commitments made by FairPoint, we

(8) The parties have represented that they have agreed to additional modifications to the amendments made during the January 3rd 2008 hearing regarding DSL and the SQI and Rate Design agreements.  Because we have not had an opportunity to deliberate these changes, they are not reflected in this Order.  Any party believing that the additional changes are essential may file a petition for reconsideration and propose the agreed-upon changes.

modify Condition VIII-6 from the Examiner’s Report to include the specific commitments made by FairPoint.  The final version of the condition may be found in Appendix C, Final Condition No. 30.

2.             Transaction Costs

The Examiner’s Report Condition V-D-8 prohibited FairPoint from recovering an acquisition premium or transaction costs from Maine ratepayers.  During the January 3rd proceedings, we modified this condition to make clear that FairPoint could not recover an acquisition premium or transaction costs from CLECs.  The final version of the condition may be found in Appendix C, Final Condition No. 5.

D.            Request Relating to ConnectME Authority

The last paragraph on page 11 of the Amended Stipulation requests that:

the PUC direct that any money spent by FairPoint on equipment and infrastructure for the expansion of broadband services within the UNE-3 zones shall not be expended for customer locations currently served or publicly scheduled to be served within 12 months by broadband providers funded by the ConnectME Authority in order to ensure the success of the broadband initiative of the ConnectME Authority and the public policy underlying such initiative, and that the Commission shall retain the authority to and shall review the effect of such restrictions on broadband construction to ensure that any competitive limitations continue to serve the public policy objectives of the ConnectME Authority, the Commission and the State of Maine and to revise these provisions in accordance with its findings.

We find that what the parties have requested may result in situations that will be disadvantageous to some customers.  For example, if we were to grant this request, it is possible that certain customers would not be able to obtain DSL because the area is served by a wireless broadband provider with a project funded through ConnectME.  While we support the policy of expanding broadband to as many customers as possible, we do not want to unnecessarily limit FairPoint from making investments in rural Maine.

Accordingly, we will impose a condition on our approval of the Transaction which will prohibit FairPoint from expanding or enhancing its broadband offerings to customers in areas covered by a ConnectME project granted funding in 2007 only for a period of two years from the ConnectME project implementation.  This condition will not preclude FairPoint from constructing facilities during this time period, only from offering service through use of the new facilities.  The final condition may be found in Appendix C, Final Broadband Condition No. 27.

V.            DISCUSSION AND DECISION REGARDING AMENDED STIPULATION

The Amended Stipulation was joined by FairPoint, Verizon, the OPA, the Advocacy Staff, GWI, Cornerstone, and AARP.  In addition, U.S. Cellular and Oxford Networks supported it and Mid-Maine Communications, Pine Tree Networks, One Communications and TAM took no position either for or against it.  Labor contested the Verizon/FairPoint Transaction portions of the Amended Stipulation, arguing that it was the only party that represented certain employee-related interests and that the financial provisions of the Amended Stipulation were not sufficient to protect ratepayer interests. The Privacy Intervenors also contested the Verizon/FairPoint Transaction provisions of the Amended Stipulation which address FairPoint’s privacy policy and the Commission’s jurisdiction over the NSA Proceeding.

A.            Sufficiently Broad Spectrum of Interests

The OPA represents the using and consuming public, in this case residential and business customers of Verizon.  In prior cases, we have found the fact that the OPA is a signatory to a stipulation carries great weight.  See, e.g., Docket No. 2006-668, Bangor Hydro Electric Co., Request for Affiliated Interest Transaction With Emera, Inc. (May 15, 2007).  We find that the OPA’s arguments are substantially similar to the arguments or concerns of both Labor and the Privacy Intervenors.  More specifically, while the OPA’s arguments did not overlap with Labor’s employee related concerns, the OPA’s and other parties’ financial concerns did overlap to a significant degree with the financial concerns expressed by Labor.  With respect to privacy issues, the OPA has been in the role of representing or making arguments on behalf of the Privacy Intevenors in other proceedings before us, such as the NSA Proceeding.  In addition, the specific interests of certain wholesale customers were separately represented by several different counsel and some CLECs are signatories to the Amended Stipulation.  Finally, the fact that our Advocacy Staff is also a signatory to the Amended Stipulation also carries great weight with the Commission.

The standard we use to determine whether a stipulation covers a sufficiently broad spectrum of interests does not require that we find that all interests are represented but rather that those signing the stipulation represent a sufficiently broad spectrum of interests such that we can be assured that there is no appearance or reality of disenfranchisement.  The Amended Stipulation dealt with issues that impact both Labor and the Privacy Intervenors, though not to the complete satisfaction of these parties.  We do not, however, find any disenfranchisement because, as discussed above, the OPA’s arguments in this case overlapped significantly with those of both Labor and the Privacy Intervenors.  As a result, we find that the parties to the Amended Stipulation represent a sufficiently broad spectrum of interests to satisfy the first criteria.

B.            Process Was Fair

Second, we find that the process leading to the Amended Stipulation was fair and that all parties had an equal opportunity to participate.  We initially had some concerns when the CLECs and the Privacy Intervenors expressed frustration with receiving late notice of settlement discussions, particularly given the fact that counsel to certain CLECs are located outside the State.  The Commission responded by slowing the process down.  We held a hearing on the Proposed Stipulation on December 20, 2007.  The CLECs and the Privacy Intervenors participated in that hearing and all parties had the opportunity to discuss the Proposed Stipulation and the process leading up to it.  We found all parties had notice of early settlement discussions but received late notice of more recent meetings.

We set a deadline of December 21, 2007 for any amendments to the Proposed Stipulation to be filed with the Commission.  This process led to the filing of the Amended Stipulation on December 21, 2007 and a hearing on the Amended Stipulation on January 3, 2008, in which all active parties, including both the Privacy Intervenors and Labor, participated.  Following the hearing, CLECs that had been contesting the Proposed Stipulation notified the Commission that they did not contest the Amended Stipulation but rather took no position either for or against it.  We find that the process leading up the Amended Stipulation in this case, which included discovery, technical conferences, settlement discussions and hearings, was fair and that it provided an opportunity for all parties to obtain information and participate in the process.

C.            Legislative Mandate and Public Interest Standard Is Met With Additional Conditions

Finally, we find that the stipulated result, as further amended by the parties and conditioned by the Commission, is reasonable and is consistent with legislative mandates and the public interest – both for the Verizon/FairPoint Transaction as well as for the AFOR Proceeding.

1.             Verizon/FairPoint Transaction

a.             Benefits of the Transaction

The Amended Stipulation, as amended and conditioned, results in benefits for Maine consumers.  First, FairPoint has experience serving rural areas and will focus on Northern New England.  Indeed, FairPoint management has made clear that it wants to serve the people of Maine and will maintain a local presence to ensure success in meeting its obligations.  In addition, Maine consumers, both business and residential, will gain new back office systems superior to those of Verizon’s whose antiquated and inflexible systems have hampered public interest goals in the past.  Furthermore, the Amended Stipulation also settles all issues in AFOR Proceeding and provides an immediate rate reduction to customers as well as rate stability for five years.  Finally,

FairPoint has committed to customer service quality improvements, specific infrastructure investment, rate stability, and the creation of at least 675 new jobs in NNE with at least 280 here in Maine.

In addition, FairPoint has committed to increasing broadband availability to all parts of Maine, including rural Maine.  Businesses over the years have told us that they have moved jobs outside of Maine or not located them here because of the lack of broadband or inability to obtain the service they need.  As part of the Amended Stipulation, FairPoint has committed to expanding DSL availability to reach 82% addressability of Maine access lines within two years of closing and 90% addressability in five years (possibly six), which represents a significant benefit to Maine consumers.

b.             Financial Risks

In terms of risks, the long-term financial viability of FairPoint has been the primary concern, both for us and for the parties.  A much smaller company with significant debt leverage is taking over the largest telephone utility in the State.  In order to meet its commitments as a public utility, FairPoint’s financial condition must allow it to meet its debt obligations, especially when the time comes to refinance its debt in 2013.  The OPA and Labor witnesses, as well as the Advocacy and Advisory Staff, accurately highlighted the risks associated with the debt burden of the proposed Transaction.  Labor continued to press the point in its arguments opposing the Amended Stipulation, claiming that the commitments made by Verizon and FairPoint were not financially sufficient.

We pursued this issue during the January 3rd hearing when we asked numerous questions regarding whether the working capital adjustment made by Verizon and the dividend adjustments FairPoint had committed to in the Amended Stipulation were enough to bring FairPoint into a financial condition that would be consistent with the public interest.  We also expressed concerns that the Amended Stipulation did not go far enough in reducing FairPoint’s debt.

We find that public utilities should have a reasonable prospect of being investment grade because it increases a company’s financial stability and reduces its cost of borrowing.  While we believe that the Amended Stipulation contains a number of potential benefits for Maine ratepayers, we believed that still more was needed to improve the financial strength of FairPoint to assure that FairPoint, under reasonable risks associated with this Transaction (such as a potential 1% increase in line loss reductions), will be better able to achieve investment grade by the time of its next refinancing event.  We specifically find that the Amended Stipulation did not go far enough in reducing FairPoint’s debt.  We therefore condition our approval of the Amended Stipulation on FairPoint’s specific commitment to the following:

If on December 31, 2011, FairPoint’s Leverage Ratio of Total Indebtedness to Adjusted EBITDA is 3.6 or higher, FairPoint will reduce its debt by $150 million by December 31, 2012 and FairPoint will also comply with the debt reduction provision of the Amended Stipulation if it is in effect at that time.  If FairPoint’s debt is not reduced by $150 million by December 31, 2012, FairPoint will suspend its dividends until the bank debt is refinanced.

See Appendix C, Final Financial Condition No. 6.  This additional commitment by FairPoint helps address our principle financial concerns with the Transaction and will afford FairPoint a better opportunity to become investment grade by 2013.  While we believe the Transaction still has some risks, the additional commitments made by FairPoint and Verizon in the Amended Stipulation, including Verizon’s additional $235.5 million contribution to working capital, Verizon’s commitment not to seek reimbursement from FairPoint or offset any of the $12 million obligation to expand DSL in the AFOR Proceeding, and the $2.5 million one time cash payment to ConnectME, moves us closer to our goal as it improves FairPoint’s financial condition by $400 million over the Transaction as originally filed.  We also believe these commitments, while not totally satisfactory to the Labor Intervenors, satisfy the Commission that the benefits of the Transaction outweigh the risks.

In order to ensure that the decision we have reached today is not adversely impacted by decisions made by the FCC or in Vermont or New Hampshire, we impose the following condition:

No other state or federal decisions approving the Transaction may materially and negatively impact FairPoint’s financial condition.

See Appendix C, Final Financial Condition No. 7.  If we become aware of any such decisions, we will reopen this proceeding to determine the extent of the impact and whether additional conditions may be imposed to alleviate the material adverse impact on FairPoint’s financial condition.  The Commission has reserved the right to withdraw our approval of the Transaction after notice to the parties and an opportunity to be heard.

c.             Privacy Issues

In the Amended Stipulation, Verizon agreed that it would not rely upon this Transaction as a basis to contest the jurisdiction of the Commission to conduct any investigation allowed by the federal courts in the NSA Proceeding.  We expressed concern during the January 3rd hearing that the language in the Amended Stipulation could, in fact, put the Privacy Intervenors and this Commission in a worse position than they are currently as the language could be read to restrict action by the Privacy Internvenors and the Commission beyond the current limitation in the federal court’s injunction.  See U.S. v. Adams, 473 F. Supp. 2d 108 (D. Me. 2007).  As a result, we condition our approval of the Amended Stipulation by including the following language agreed to orally by Verizon on January 3rd as a condition to our approval:

The Commission will rely upon and enforce representations made by Verizon on December 20, 2007 and January 3, 2008 that the language in section III(3)(E)(3) of the Amended Stipulation does not change the status quo, i.e. that it does not put the Commission or the Privacy Intervenors in a worse position or restrict them in any way beyond what is currently required by the federal court injunction.  See U.S. v. Adams, CV-06-97-B-W, Order (Feb. 8, 2007).

See Appendix C, Final Privacy Policy Condition No. 34.

Furthermore, pursuant to 35-A M.R.S.A. § 1104, we may impose conditions on Verizon as part of Verizon’s request to discontinue service.   We find that it is in the public interest for the Commission to retain jurisdiction to investigate this matter for purposes of determining whether Maine’s telecommunications customers’ privacy rights were violated.  As a result, we impose the following condition agreed to orally by Verizon on January 3rd:

We condition our approval of Verizon’s discontinuance or abandonment of service pursuant to 35-A M.R.S.A. § 1104 on our retaining jurisdiction over Verizon New England as if it were still a public utility subject to our jurisdiction for purposes of resolving all issues in Docket No. 2006-274, the NSA Proceeding, and that such jurisdiction is retained until the NSA Proceeding is resolved completely.

See Appendix C, Final Privacy Policy Condition No. 35.

Finally, with respect to FairPoint’s privacy policy, telephone subscribers have a “right to privacy and the protection of this right to privacy is of paramount concern to the State.”  35-A M.R.S.A. § 7101-A(1).  Section 7101 further provides “to exercise their right to privacy, telephone subscribers must be able to limit the dissemination of their telephone numbers to persons of their choosing.”  35-A M.R.S.A. § 7101-A(2).

Ensuring that the privacy rights of Maine’s telephone subscribers are protected is of great importance to us.  As a result, we condition our approval of the Amended Stipulation on the following condition agreed to by FairPoint on January 3rd:

FairPoint shall review its privacy policy and practices and is required to file two weeks prior to closing a new privacy policy articulating how FairPoint will ensure customer information is protected from any violations of federal and state law.  An officer of FairPoint will certify annually to the best of his or her knowledge that no law has been broken.  The privacy policy will be filed in this docket subject to comment by the parties in this proceeding and subject to Commission approval.

See Appendix C, Final Privacy Policy Condition No. 36.

We believe that the amendments and conditions imposed relating to the NSA Proceeding and FairPoint’s privacy policy adequately address the concerns raised by the Privacy Intervenors in this proceeding as well as in their filings in opposition to the Amended Stipulation.

We believe that the Amended Stipulation filed with the Commission on December 21, 2007, as further amended on January 3rd, combined with the conditions we impose regarding financial and privacy issues, will bring significant benefits to Maine ratepayers.  For years, we have had concerns about Verizon’s service quality problems and its failure to invest in broadband in Maine.  In addition, Verizon’s capital expenditures do not appear to have kept pace with network needs.  There is no reason for us to think Verizon’s business plan will change if it remains the dominant ILEC in Maine.  FairPoint is a company that wants to be in Maine, wants to invest in broadband in our State, and has committed to improvements to service quality, increased capital expenditures, and expanded DSL build-out.  On balance we find that the potential benefits outweigh the potential risks and that the terms of the Amended Stipulation and additional conditions imposed by the Commission are consistent with Maine law.  Therefore, we approve the Amended Stipulation filed with the Commission on December 21, 2007, as further amended on January 3, 2008 and as further conditioned in this Order.

2.             AFOR Proceeding

We must apply the same three criteria for approving a stipulation to those portions of the Amended Stipulation that settle the AFOR Proceeding.  The sections of this Order that apply to the AFOR Proceeding result from an uncontested stipulation addressing all pending issues in that proceeding.  First, we find that a broad spectrum of interests were represented by the stipulating parties.(9)  As noted earlier, the OPA represents the using and consuming public, and, in prior cases, we have found the fact

(9) TAM intervened in the proceeding, but did not file testimony or a brief.  TAM took no position on the Amended Stipulation.

that the OPA as a signatory to a stipulation carries great weight.  The OPA participated actively in the AFOR Proceeding.  In addition, the AARP also joined the Amended Stipulation, adding further weight, given that both the OPA and AARP represent ratepayer interests.

Second, for the reasons discussed above regarding the Verizon/FairPoint Transaction, we find that the process leading to the settlement of the AFOR Proceeding was fair.  All parties represented to the Commission that they were afforded an opportunity to actively participate in the negotiations regarding the AFOR Proceeding.

Finally, we find that the settlement in the AFOR Proceeding is reasonable and consistent with Maine law.  Not only does it provide a substantial reduction in basic rates for customers,(10) but it continues a form of incentive regulation that we found reasonable at the conclusion of our last AFOR proceeding in 2001 (Docket No. 99-151), subject to certain modifications in the Service Quality Index (SQI) mechanism that are designed to ensure reasonable service quality over the next five years.  The terms of the existing Stipulation, in effect by agreement following the 2005 remand by the Law Court continue to apply to FairPoint.

VI.           ISSUES LEFT FOR COMMISSION DECISION

A.            Examiner’s Report Conditions Which FairPoint Sought to Limit

As discussed earlier, on page 14 of the Amended Stipulation, FairPoint listed a series of conditions proposed in the Examiner’s Report to which it agrees to be bound.  Three of those conditions contain proposed modifications by FairPoint.  We discuss FairPoint’s proposed modifications and our decisions below.

1.             Filing of Loan Documents

Examiner’s Report Condition V-D-3 recommended that FairPoint file “near final” loan agreements for Commission review and approval prior to closing with the Commission reserving the right to impose additional mitigating conditions if the terms materially change.  In the Amended Stipulation, FairPoint indicated that it would agree to such a condition if it were limited such that documents would be submitted for information only.  During the January 3, 2008 hearing, we indicated the importance of retaining jurisdiction to take action if there were any material changes to the documents.   FairPoint proposed language that would provide us with the opportunity to review the

(10) This rate reduction is also accompanied by a rate design change (in Attachment 2 to the Amended Stipulation which is in Appendix A to this Order) that will eliminate the local Economy calling option for Verizon (and the successor FairPoint) that in turn resolves an issue concerning the availability of municipal calling to and from CLEC customers addressed in Verizon Maine, Request for Waiver of Chapter 204, Docket No. 2006-555.

documents and determine whether to hold a hearing to consider the impact and whether additional process is necessary.  The language was further modified during deliberations on January 9, 2008 and the final condition appears in Appendix C, Final Financial Condition No. 8.

2.             CLEC Back Office Systems Reimbursement

The second condition FairPoint sought to modify was VI-B-4 which allows CLECs to obtain reimbursement of certain costs associated with the transition to FairPoint’s new back office systems. FairPoint requested that we establish criteria which will assure that compensation is paid only for claims with “significant merit.”  Accordingly, we modified Condition VI-B-4 to require a showing by the CLEC that it, in fact, “incurred substantial costs.”  The final condition appears in Appendix C, Final Back Office System Condition No. 25.

3.             Availability of Statewide DSL

The final condition FairPoint sought to modify was Condition VI-C-3 relating to the availability of statewide DSL.  In the Amended Stipulation, FairPoint requested that the Commission grant it permission to request modification of the statewide rate requirement in the future.  We find FairPoint’s request reasonable but believe that a stay-out period is appropriate to ensure that the condition we are imposing will have time to provide the intended benefits to consumers.  Given that there is a five-year stay-out under the AFOR settlement, we believe a similar time period is warranted here.  Accordingly, we modified Condition VI-C-3 and the final condition appears in Appendix C, Final Broadband Condition No. 28.

B.            Issues Not Addressed by Amended Stipulation Which Require Commission Decision.

1.             Commission Authority to Suspend Cutover

The Examiner’s Report recommended that we impose a condition to ensure that we have the necessary authority to suspend cutover from Verizon’s back office systems to FairPoint’s new systems if a significant problem was identified.  (Condition VI-B-3.)

In its Exceptions, FairPoint argues that allowing us to suspend and investigate readiness for cutover defeats the purpose of FairPoint’s offer to work with a third-party monitor and interferes with FairPoint’s management role.

We find that it is essential that we retain authority to suspend cutover.  While it is true that Liberty Consulting, the third-party monitor, will participate closely in the process on our behalf, Liberty does not have any authority to stop the cutover if it uncovers a significant problem.  We recognize, however, that it will be important to coordinate any process relating to suspending cutover with our fellow regulators in New Hampshire and Vermont.  Thus, we direct FairPoint, Verizon and our Staff to work directly with the staffs of the VT PSB and NH PUC to develop a uniform process and schedule (with specific timelines) for evaluating the need to suspend and/or investigate further issues associated with cutover.  Accordingly, we modified the condition and the final condition appears in Appendix C, Final Back Office System Condition 26.

2.             Separate DSL Subsidiary

The Hearing Examiner’s Report recommended that we require FairPoint to establish a separate subsidiary for the purposes of selling DSL.  Current state and federal accounting rules will ensure that FairPoint properly allocates both the costs and revenues associated with its provision of broadband services.  Accordingly, we decline to impose the condition recommended by the Hearing Examiner.

3.             Waiver of FCC Price Cap Rules

The Hearing Examiner’s Report recommended that we condition our approval of the Transaction upon FairPoint obtaining a waiver of the FCC’s price cap rules.  The Report stated that without such a waiver, FairPoint Classic customers might see a significant increase in their rates.  FairPoint argued that it had requested such a waiver from the FCC but that we should not preclude closing of the Transaction if the FCC has not reached its decision.

We understand FairPoint’s concern regarding the inability to control when the FCC will issue its decision, we find that we cannot make the necessary statutory finding under 35-A M.R.S.A. § Section 708 if there is a chance that some Maine customers will be adversely impacted if the FCC denies the waiver.  Accordingly, we impose the condition proposed by the Examiner’s Report.(11)  See Appendix C, Final Federal Regulatory Condition No. 32.

4.             Access and SLC Rate Freeze

The Hearing Examiner’s Report recommended that we prohibit FairPoint from increasing its access rates, including special access rates or SLC rates, above those currently allowed for Verizon for four years, even if FairPoint is required to file its own rates.  The Parties left this issue to be resolved by the Commission but FairPoint agreed in the Amended Stipulation to a three-year cap on rates for special access circuits.   During the hearing on January 3, 2008, we raised concerns that an increase in the SLC could wipe out the rate reduction for business customers and some residential customers negotiated in Docket No. 2005-155, the Commission’s AFOR Proceeding.

(11) We note that during the time we deliberated this matter and the issuance of this Order, the FCC released a decision granting FairPoint a waiver of the FCC’s price cap rules.  See  In the Matter of Petition of FairPoint Communications, Inc., for Waiver of Section 64.41(b) and (c) of the Commission’s Rules, WC Docket No. 07-66, Order (rel. Jan. 25, 2008).

FairPoint agreed that it would not increase or seek to increase the SLC for business or residential customers during the five year period of the AFOR except if, because of changes ordered by the FCC in intercarrier compensation, a SLC increase is necessary.  In that case, FairPoint would do so on a revenue neutral basis.  See Appendix B under Rate Design for amended language.

5.             Wholesale Issues

a.             Introduction

The Amended Stipulation left all wholesale-related issues to be resolved by the Commission.  Since 1996, Verizon has been subject to the local market-opening provisions of the TelAct.  Over the past eleven years, the Commission, Verizon, and the CLEC community have worked to develop a system to handle the wholesale requirements of sections 251, 252, and 271 of the TelAct, among others.  FairPoint, as a rural carrier, has not been subject to the requirements of sections 251(c), 252, and 271.  Thus, it has not needed to develop the expertise or operating systems required to handle large-scale wholesale operations.  It took Verizon and the CLECs many years to finally understand how to make the system work.  While we appreciate FairPoint’s willingness to work with the CLECs, we do not wish to see that progress reversed by an inadequately prepared FairPoint wholesale operation.  Thus, we examine a series of specific issues raised by the CLECs as important to their operations.

b.             FairPoint’s Status as an RBOC

i.              Background

Section 271 of the TelAct applies to Regional Bell Operational Companies (RBOCs or BOCs), defined under section 153 as a certain list of operating companies, including New England Telephone and Telegraph Company (NYNEX), and “any successor or assign of any such company that provides wireline telephone exchange service.”  47 U.S.C. § 153(3).  Section 271 allows RBOCs to enter into the interLATA exchange market if they meet certain market-opening requirements contained in a 14-point competitive checklist.  47 U.S.C. § 271.  In 2000, NYNEX changed its name to Verizon New England Inc.  In this proceeding, an issue has arisen regarding whether FairPoint, which would be acquiring only a portion of Verizon New England, Inc., will be an RBOC.

ii.             Positions of the Parties

(a)           CLECs

Both One and the CLEC Coalition contend that the question of whether FairPoint is an RBOC is critical to any decision by the Commission that this Transaction is in the public interest.  One and the CLEC Coalition argue that the plain language of the TelAct requires that FairPoint be treated as a BOC if the Transaction is approved.(12)  They argue that the three ILECs being acquired are unquestionably part of the old NYNEX, specifically named in the TelAct’s definition of an RBOC.

(b)           FairPoint

FairPoint claims that the Commission may not have the jurisdiction to consider the “novel question of federal statutory interpretation” of whether FairPoint qualifies as an RBOC.  FairPoint argues that the FCC clearly has such authority and that the question has been fully briefed before the FCC.  FairPoint contends that its voluntary commitment to comply with the Section 271 competitive checklist is sufficient to meet both the CLECs’ interests and the public interest.

iii.            Legal Precedent

The Supreme Court has found that in determining whether one company is the successor of another, the focus should be on whether there is “substantial continuity” between the enterprises.  Fall River Dyeing & Finishing Corp. v. NLRB, 482 U.S. 27, 43 (1987).  Successorship is “based upon the totality of the circumstances of a given situation, requires that the Board focus on whether the new company has “acquired substantial assets of its predecessor and continued, without interruption or substantial change, the predecessor’s business operations”).  Fall River at 43.

The FCC relied upon Fall River in its decision approving the merger of SBC and Ameritech.  In re Applications of Ameritech Corp., Transferor, and SBC Communications Inc., Transferee, For Consent to Transfer Control et al., Memorandum Opinion and Order, 14 FCC Rcd 14712 (1999)  (SBC/Ameritech Order).  The FCC stated that the term “successor and assign” should be interpreted in a manner that promotes pro-competitive purposes of 251, which are to open the local exchange market to competition in all services.  Id. at ¶ 452.  The FCC cited to the Falls River decision in finding that the determination of whether a particular transaction results in a “successor or assign” is fact-based and requires “substantial continuity” such that one entity steps into the shoes of or replaces another.  Id. at ¶ 454.  The FCC found that substantial continuity depended on whether the company “had acquired substantial assets of its predecessor and continued, without interruption or substantial change, the predecessor’s business operations.”  SBC/Ameritech Order at ¶ 454.

(12) The CLECs acknowledge FairPoint’s voluntary commitments regarding the provision of section 271 checklist items, but argue that such voluntary, non-binding commitments are not sufficient to ensure the continued opening of the local markets to competition.

iv.            Decision

While we believe that the Commission has the authority to decide the question of whether FairPoint will be an BOC if the Transaction is approved and that there is a strong argument that FairPoint is an RBOC, we find that we do not need to reach the question.  Specifically, because FairPoint has committed to meeting the requirements of section 271 of the TelAct, the main concern of the CLECs, we do not believe it necessary to determine whether FairPoint must also comply with all other TelAct provisions applicable to RBOCs.(13)   See Appendix C, Final Wholesale Condition No. 14.

c.             Interconnection Agreement Issues

i.              Legal Requirements

GWI’s interconnection agreement, which this Commission has previously found to be similar to many other CLECs’ interconnection agreements, contains a provision stating that:  “[T]his Agreement shall be binding on and inure to the benefit of the Parties and their respective legal successors and permitted assigns.”

ii.             Positions of the Parties

(a)           CLECs

The CLEC Coalition states that while FairPoint has made commitments relating to section 251, “there remain questions regarding the scope of this commitment that need to be nailed down in the form of conditions.”  One contends that the Commission “must preclude the Merged Firm from exploiting any opportunities created by the proposed transaction to raise CLECs’ costs under existing interconnection agreements” and thus FairPoint should be required to extend any intercarrier agreements for three years, as FairPoint already agreed to do in New Hampshire.

(b)           FairPoint

In Maine, FairPoint has committed to adopt the existing interconnection agreements between Verizon and individual CLECs and keep the existing terms in

(13) We note that during the course of our deliberations on January 9, 2007, the FCC issued an order approving FairPoint’s acquisition of Verizon’s Northern New England operations.  In the Matter of Applications Filed for the Transfer of Certain Spectrum Licenses and Section 214 Authorizations in the States of Maine, New Hampshire and Vermont from Verizon Communications Inc. and its Subsidiaries to FairPoint Communications, Inc., WC Docket No. 07-22, Memorandum Opinion and Order (rel. Jan. 9, 2008).  In the Order, the FCC specifically found that if the Transaction proceeds, FairPoint will be considered an RBOC.  Id. at ¶ 33.

place for one year.  In New Hampshire, FairPoint has signed a settlement agreement with four CLECs that would extend the existing interconnection agreements for three years.(14)  FairPoint has refused to apply the same standard in Maine without CLECs signing an agreement.

iii.            Decision

We find that FairPoint will be considered a successor or permitted assign under Verizon’s interconnection agreements and will be bound to honor their terms.  FairPoint appears to recognize this and has volunteered to extend the terms of any agreement (even month-to-month) for one year following closing.  We believe, however, that such a time commitment is too short, given all that will occur during the first year.  FairPoint plans to cutover to its new back office systems by July 2008, but it is possible that the cutover will be delayed.  All parties, FairPoint and the CLECs, will be working to adjust their operational systems to the new back office systems.  We believe that it is too much to expect of both FairPoint and the CLECs to be engaging in interconnection agreement negotiations while the transition takes place.  As such, some reasonable period between cutover and the need to negotiate new interconnection agreements is necessary.

The Hearing Examiner recommended that we extend all the terms of its existing interconnection agreements by at least two years.  FairPoint has already agreed to freeze UNE rates for a period of three years.  Given the relationship between interconnection agreements and UNE rates we require FairPoint to extend the terms of interconnection agreements for the same three-year period.  See Appendix C, Wholesale Condition No. 9.

d.             Wholesale Tariff Obligations

i.              Background

In Docket No. 2000-849, as a condition of our support of Verizon’s petition to the FCC to enter the interLATA long distance market, Verizon committed to filing a wholesale tariff setting forth both the prices and terms and conditions associated with sections 251 and 252 of the TelAct.  As a result of the protracted litigation associated with whether Verizon also agreed to provide a wholesale tariff covering its obligations under section 271 of the TelAct, we have yet to approve the draft wholesale tariff submitted in November 2002.

(14) See Settlement Stipulation Among FairPoint Communications, Inc. and Freedom Ring Communications LLC, d/b/a BayRing Communications LLC, segTel Inc., and Otel Telekom, Inc. (NH CLEC Settlement Agreement).  We grant One’s request that we take official notice of this document filed with the NH PUC.

ii.             Positions of the Parties

(a)           CLECs

The CLEC Coalition argues that, as a condition of this Transaction, FairPoint should be required to file a tariff with all of its section 271 offerings.  It argues that the best way to ensure that the market-opening requirements of 271 continue to be met and to avoid discriminatory agreements with individual CLECs is to require FairPoint to file a wholesale tariff that includes section 271 items.  GWI argues that any approval of the Transaction should be conditioned on FairPoint making a long-term commitment to providing 271 checklist items.

(b)           FairPoint

FairPoint maintains that a wholesale tariff is unnecessary and that the public interest would be better served if FairPoint reached individual agreements with individual carriers.  However, FairPoint conceded during hearings that if the Commission insisted on a wholesale tariff for section 251 elements, it would comply with the requirement.  FairPoint maintains that it had no obligation, nor any intention to, file a wholesale tariff covering section 271 obligations.

iii.            Decision

Given the parameters of the First Circuit’s decision regarding the Commission’s lack of authority to require Verizon to file a wholesale tariff covering its section 271 obligations, it is clear that FairPoint should not be subject to such a requirement.  Verizon New England, Inc. v. Maine Public Utilities Commission, No. 06-2151, 2007 U.S. App. LEXIS 21349 (1st Cir, Sept. 6, 2007) (Wholesale Tariff Appeal) at 19.

With regard to section 251, however, the reasons for requiring a wholesale tariff remain as relevant today as they were in 2002.  Specifically, having a wholesale tariff available to CLECs (in addition to requiring that each CLEC have a separate interconnection agreement with the ILEC) allows CLECs to quickly take advantage of any changes in terms and conditions rather than having to wait for the completion of the often long interconnection agreement negotiation process.  Accordingly, we condition our approval of the Transaction on FairPoint filing an updated version of Verizon’s wholesale tariff within a year of closing.  See Appendix C, Wholesale Condition No. 10.

e.             Section 251 Obligations and UNE Rates

i.              Background

Under section 251(c) of the TelAct, ILECs are subject to requirements relating to interconnection and access to unbundled network elements (UNEs).  Through cross reference to section 252, these two sections taken together set up the legal framework governing both relationships between ILECs and CLECs and the pricing and availability of interconnection, UNEs, resale and other services.  Currently, Verizon charges CLECs Commission-set TELRIC(15) rates for section 251 UNEs.  Section 251(f)(1) provides rural ILECs with an exemption from the requirements of section 251(c) until a state commission finds that the protection of the exemption is no longer required.  Section 251(f)(2) allows any carrier with less than 2% of the nation’s subscriber lines to petition a state commission for suspension or modification of the requirements of section 251(b) and/or (c).  FairPoint would own less than 2% of the nation’s lines and thus would qualify to invoke section 251(f)(2) if the Transaction is approved.

ii.             Positions of the Parties

(a)           CLECs

The CLEC Coalition states that a review of other recent mergers involving ILECs indicates that freezing rates in order to provide wholesale stability to CLECs is an important condition and argues that FairPoint’s one-year freeze is not sufficient nor is the three-year commitment in New Hampshire sufficient.   Rather, because of FairPoint’s lack of experience in provisioning UNEs and confidential arrangements between FairPoint and MCI/Verizon, the CLEC Coalition contends that a five-year rate freeze for section 251 UNEs is appropriate.  One argues that to prevent the Transaction from impairing competition, UNE prices should be frozen for at least three years.

With regard to section 251(f) issues, both One and the CLEC Coalition argue that FairPoint should not be allowed to assert any right to file for an exemption under section 251(f)(2).  They argue that allowing FairPoint to file for such an exemption would put CLECs in a worse position than they are today because Verizon would not qualify for an exemption.

(b)           FairPoint

FairPoint does not contest that it will be subject to the requirements of section 251.  FairPoint stated in its Brief that it would not seek an increase in section 251 UNE rates for one year but did not agree to the Hearing Examiner Report’s three-year recommendation.  In its testimony, FairPoint states that it will not “assert rural exemptions of its section 251 obligations pursuant to section 251(f)(1).”  In its Brief at footnote 20, FairPoint states that “[w]ith this filing, FairPoint commits not to assert any right it might otherwise have to seek suspension or modification of section 251(b) or (c) in the acquired properties pursuant to section 251(f)(2).”

(15) TELRIC stands for Total Element Long-Run Incremental Cost.

iii.            Decision

FairPoint will be subject to the obligations of section 251(c).  As for the issue of a section 251 UNE freeze, we find that FairPoint’s voluntary commitment of one year is too short and the five-year freeze proposed by the CLEC Coalition is too long.  Indeed, none of the cases it cites imposed such a long freeze.  Further, current TELRIC prices are based on Verizon cost studies from 1996-1997; a five-year stay out would mean that prices would be based upon Verizon data from fifteen years ago.  Accordingly, we condition our approval of the Transaction on FairPoint abiding by section 251 and a three-year freeze on section 251 UNE rates.  See Appendix C, Wholesale Condition No. 11.

As for section 251 issues, FairPoint’s commitment in its Brief not to seek either a section 251(f)(1) or 251(f)(2) exemption addresses the concerns raised by the CLECs.  In order to make such a commitment enforceable, we specifically condition our approval of the Transaction on FairPoint’s agreement not to seek either a section 251(f)(1) or 251(f)(2) exemption.  See Appendix C, Wholesale Condition No. 12.

f.              Section 271 Obligations

i.              Background

Section 271 provides that, upon a showing by an ILEC that it has fulfilled the market-opening requirements of the so-called “competitive checklist” found at  §271(c)(2)(B), the ILEC will be permitted to enter the interLATA toll market, a market that had been closed to ILECs by the court-ordered breakup of AT&T.  47 U.S.C.  §271(c)(2)(B).  Checklist Item No. 2 requires an ILEC to meet all of the 251 and 252 unbundling and pricing standards, which the FCC limited to specific types of loops, subloops, and transport in its Triennial Review Order.(16)

Checklist Items Nos. 4, 5, 6, and 10 require ILECs to provide unbundled access to loops, transport, switching and signaling.  The FCC has explicitly found that, despite elimination of a number of UNEs under section 251, ILECs must continue to provide access to those UNEs under section 271.  TRO at ¶ 653.  However, none of these other checklist items, unlike Checklist Item No. 2, cross reference sections 251(c)(3) and 252(d)(1).  Thus, according to the FCC in the TRO, UNEs unbundled under Checklist Items Nos. 4, 5, 6 and 9 must only meet the “just and reasonable” standard of 47 U.S.C. §§ 201-202 and not the TELRIC standard required under section 251.  TRO at ¶ 656.

(16) Report and Order and Order on Remand and Further Notice of Rulemaking, Review of the Section 251 Unbundling Obligations of Incumbent Local Exchange Carriers, CC Docket 96-98 et al., 18 FCC Rcd 16978 (rel. August 21, 2003)(Triennial Review Order or TRO).

The First Circuit Court of Appeals recently ruled on litigation between Verizon and the Commission regarding the extent of Verizon’s section 271 obligations and the Commission’s jurisdiction to interpret and enforce Verizon’s section 271 obligations.  Wholesale Tariff Appeal, 2007 U.S. App. LEXIS 21349.  The Court found that Verizon had not promised to file a tariff covering its section 271 obligations, and that the Commission did not have the authority to require Verizon to provide elements under section 271 nor to determine their pricing.  Id.

ii.             Positions of the Parties

(a)           CLECs

A number of the CLECs argued that FairPoint should be required to file a wholesale tariff for section 271 obligations as a condition of any decision to approve this Transaction.  However, the First Circuit decision prohibits the Commission from imposing such a condition.  The CLEC Coalition argues that if we do not impose a 271 wholesale tariff requirement, we should require that all agreements relating to section 271 obligations “be filed with the Commission and made available to other CLECs upon similar rates, terms and conditions for access to these important network assets.”  One raises the issue of enforceability of FairPoint’s section 271 obligations and argues that we should impose as a condition to any approval of this Transaction that the CLECs could bring disputes related to FairPoint’s offering of Section 271 services to the Commission for resolution.

(b)           FairPoint

Despite its contention that it is not an RBOC, FairPoint voluntarily committed to “provide any item on the 14-point “competitive checklist” set forth in section 271(c)(2)(B) of the federal Communications Act that Verizon would be required to provide under the law, pursuant to the applicable pricing standard adopted by the FCC.”  FP Br. at 22.  FairPoint elaborated on its commitment by specifically stating that it would provide access to: local DS3 and dark fiber transport between the Portland and Bangor wire centers from the trunk side of a wireline local exchange carrier switch unbundled from switching (checklist item (v)); unbundled circuit switching (checklist item (vi)); and non-discriminatory access to databases and associated signaling necessary for call routing and completion (checklist item (x)).  The FCC has recently determined that FairPoint will be treated as an RBOC and thus FairPoint’s compliance with the requirements of section 271 have become a federal mandate.

iii.            Decision

(a)           Access to 271 UNEs

We condition our approval of the Transaction on FairPoint meeting the requirements of section 271, based upon both FairPoint’s voluntary commitment and the FCC’s mandate. See Appendix C, Wholesale Condition No. 13.

(b)           UNEs Required Under Section 271

Regarding the specific 271 UNEs that must be provided, FairPoint correctly noted that the FCC has explicitly ruled that local loops, transport (including dark fiber), and switching must be provided, even if certain versions of these UNEs are no longer required under section 251.  FairPoint is required to provide access to:  unbundled switching, DS3 local loops in Portland, DS3 and dark fiber transport between Portland and Bangor.  There remain questions, however, regarding the requirements that surround dark fiber loops and line sharing.  The First Circuit remanded the Commission’s interpretation of those elements back to the District Court for referral to the FCC.  Wholesale Tariff Appeal, 2007 U.S. App. LEXIS 21349 at 22-23. (17)

Accordingly, we condition our approval of this Transaction on FairPoint providing access to unbundled switching, DS3 local loops in Portland and DS3 and dark fiber transport between Portland and Bangor as well as any future loops and transport/dark fiber routes that attain non-impaired status under section 251.  With regard to line sharing and dark fiber loops, we find that FairPoint will be bound by the terms of the District Court’s Remand Proceeding, including any subsequent ruling from the FCC.   See Appendix C, Wholesale Condition No. 13.

(c)           Tariffing of Section 271 Obligations

With regard to whether FairPoint should be required to tariff its section 271 obligations, we find that imposition of such a requirement would only lead to additional litigation.  We have spent the last five years litigating the issue of a section 271 tariff, with an unsatisfactory result at the First Circuit.  While the recent First Circuit decision did not address this specific situation, we do not believe continued pursuit of this issue would be fruitful and decline to impose such a condition.

(d)           Filing of Commercial Agreements

As for whether any so-called “commercial agreements” between FairPoint and CLECs for section 271 network elements should be made public and/or filed with the Commission, the FCC partially addressed the issue in In the Matter of Qwest

(17)  Currently the Remand Proceeding has not begun because Verizon filed a Motion for Panel Reconsideration upon which the First Circuit has yet to rule.

Communications International Inc., Petition for Declaratory Ruling on the Scope of the Duty to File and Obtain Prior Approval of Negotiated Contractual Arrangements under Section 252(a)(1), Memorandum Opinion and Order, 17 FCC Rcd 19337 (Oct. 4, 2002).  In its Order, the FCC found that any agreement that “creates an ongoing obligation pertaining to resale, number portability, dialing parity, access to rights-of-way, reciprocal compensation, interconnection, unbundled network elements or collocations is an interconnection agreement that must be filed pursuant to section 252(a)(1).”  Id. at ¶ 8.  The FCC also found that state commissions were in the best position to decide on a case-by-case basis whether a particular agreement should be considered an interconnection agreement.  Id. at ¶ 10.

We find, based upon both the legal precedent as well as public policy considerations, that FairPoint should be required to file copies of any agreements which create ongoing obligations pertaining to “resale, number portability, dialing parity, access to rights-of-way, reciprocal compensation, interconnection, unbundled network elements or collocations” with the Commission for a minimum of three years.  (Unbundled network elements include any UNEs which were previously required under section 251 but now are only available pursuant to section 271.)  After three years, FairPoint may request that the Commission relieve it of this obligation by showing that it has complied with prohibitions against discriminatory behavior over the previous three-year period.  In addition, we make clear that any such filings shall be available for public review.  See Appendix C, Wholesale Condition 15.

(e)           Jurisdiction Over Section 271 Disputes

Finally, concerning the issue of jurisdiction over disputes relating to section 271, we require FairPoint to comply with the Commission’s Rapid Response process, which was established during the Commission’s 271 proceeding, and allows CLECs to bring complaints regarding wholesale operational issues, including section 271 UNEs, to specially-appointed Staff who are authorized to resolve the issues on behalf of the Commission.  See Appendix C, Wholesale Condition 16.

g.             PAP and C2C Guidelines

i.              Background

As part of Verizon’s 271 approval process, Verizon agreed to be bound by Carrier-to-Carrier (C2C) Guidelines and a Performance Assurance Plan (PAP) including the parity provisions to ensure that it continued to abide by the market-opening requirements of the TelAct after it gained access to the interLATA market.  The FCC reviewed and approved the Maine C2Cs and PAP as part of its approval of Verizon’s Section 271 Application.  The PAP requires Verizon to pay penalties directly to the CLECs if it fails to meet the measures included in the PAP.

ii.             Positions of the Parties

(a)           CLECs

The CLECs contend that FairPoint should be required to abide by the PAP as a condition of the Transaction.  One contends that the PAP should apply throughout the transition period.  One further points out that the NH CLEC Settlement Agreement provides for only a month-long grace period.  The CLEC Coalition agrees with One that the PAP should apply during cutover and transition and also argues that the PAP should be simplified.

(b)           FairPoint

FairPoint states that it will abide by the PAP and pay any associated penalties, even if a particular CLEC’s interconnection agreement does not explicitly incorporate the PAP.  FairPoint also states that it will work with the CLECs and the Commission to revise and simplify the PAP following closing.

iii.            Decision

We agree with FairPoint and the CLECs that FairPoint should be subject to the terms of Verizon’s PAP until such time as we, as well as the parties, have time to develop a more simplified version of the PAP.  Thus, we condition our approval of the Transaction on FairPoint’s compliance with the existing PAP.  With regard to the issue of whether FairPoint should be granted a grace period from the PAP during the cutover and transition, we do not reach that issue in this proceeding.   See Appendix C, Wholesale Condition 17.

h.             Special Access Pricing and Volume Commitments

i.              Background

In addition to purchasing UNEs from Verizon, many CLECs purchase both interstate and intrastate special access products which are essential to the CLECs’ ability to serve their customers.  In some instances, Verizon will discount the prices for special access services if the CLEC agrees to purchase certain volumes of those products.  If the Commission approves this Transaction, the NNE states will no longer be part of Verizon and thus the status of volume commitments both within Maine and in other states becomes an important issue for CLECs.

ii.             Positions of the Parties

(a)           CLECs

One argues that in order to protect CLECs from FairPoint reneging on volume commitment issues, the Commission should freeze FairPoint’s special access rates for three years.  Thus, One essentially argues that both FairPoint and Verizon should continue to honor all existing special access tariffs “except to the extent that they could exploit diminished economies of scale or scope caused by the transaction.”  Under One’s proposed exception, we would require that FairPoint and Verizon offer the same special access discounts as those offered by Verizon today but on proportionate volume levels for the three states and for the remaining Verizon service areas.

The CLEC Coalition comments that FairPoint initially offered to freeze special access rates for one year but had recently committed to three years in New Hampshire.    The CLEC Coalition contends, however, that even three years is not long enough and requests that we impose a five-year special access rate freeze as a condition to any approval of this Transaction.

(b)           FairPoint

FairPoint has voluntarily committed to not withdraw any tariffed interstate or intrastate special access service or seek to increase any of its tariffed rates for interstate or intrastate tariffed special access services effective for three years after the transaction closing, unless required by law.  In addition, FairPoint will prorate all volume pricing provided for inter-carrier agreements so such volume pricing terms will be deemed to exclude volume requirements from states outside of the three-state area following the closing.

iii.            Decision

We condition our approval of the Transaction on FairPoint’s commitment to freeze special access rates for three years.  We believe such a period is fair and reasonable and that the five years proposed by the CLEC Coalition is simply too long, given the pace of change in the telecommunications marketplace.  We also require both FairPoint and Verizon to pro-rate any volume commitments in order to ensure that CLECs are treated fairly by both Verizon and FairPoint.  See Appendix C, Wholesale Condition (18).

i.              Treatment of MCI Collocations Under the FCC’s Impairment Rules

i.              Background

In its Triennial Review Remand Order (TRRO),(18) the FCC established rules regarding when incumbent local exchange carriers (ILECs), such as Verizon, must make high capacity loops (DS1 and DS3), dedicated transport (DS1 and DS3) and dark

(18) In the Matter of Unbundled Access to Network Elements; Review of the Section 251 Unbundling Obligations of Incumbent Local Exchange Carriers, 20 FCC Rcd 2533 (2005) (TRO Remand Order or TRRO).

fiber transport unbundled network elements (UNEs) available pursuant to section 251 of TelAct.  When the FCC approved the MCI/Verizon merger it explicitly conditioned its approval on Verizon/MCI excluding fiber-based collocation arrangements established by MCI or its affiliates from the fiber-based collocator wire center counts for impairment purposes.  Verizon Communications Inc. and MCI, Inc. Applications for Approval of Transfer of Control, WC 05-75, Memorandum Opinion and Order, (rel. Nov. 17, 2005), Appendix G.

ii.             Positions of the Parties

(a)           CLECs

Both the CLEC Coalition and One argue in their Brief that the Commission should condition any approval of this Transaction on FairPoint abiding by the three-year commitment it made in New Hampshire to exclude MCI collocations from CLEC  collocation counts.

(b)           FairPoint

In the NH CLEC Settlement Agreement, FairPoint committed not to count MCI collocations for three years after the closing.  In FairPoint’s Second Comment on the NH CLEC Settlement Agreement, it stated that the same commitment would apply to all CLECs in Maine.

iii.            Decision

While it appears that FairPoint and the CLECs are in agreement on this issue, we agree with the CLECs that FairPoint’s three-year commitment not to count MCI collocations be imposed as a specific condition on our approval of the Transaction and so order.  See Appendix C, Wholesale Condition No. 20.

j.              Pole Attachments and Pole License Administration

i.              Background

On October 26, 2006, we issued our decision in Docket No. 2005-486, Oxford Networks Request for Commission Investigation into Verizon’s Practices and Acts Regarding Access to Utility Poles.  In the Order, we concluded that several of the third-party pole attachment policies and requirements of Verizon constituted unjust and unreasonable acts, practices and service, that the policies and requirements had impeded the efforts of Oxford Networks to provide competitive telecommunications services, and that the public convenience and necessity required that Oxford have access to utility poles upon reasonable terms and conditions.  We went on to direct Verizon to adopt specified alternative policies and procedures for providing Oxford with access to the communication space on utility poles.

ii.             Positions of the Parties

(a)           CLEC Coalition

The CLEC Coalition contends that while FairPoint has stated that it will abide by Docket 2005-486, it has not shown how they will handle pole administration.  The CLEC Coalition is concerned that FairPoint has “not stated where this department will be located, how many will staff this group, who will manage this group, and have not shown it will be staffed with anyone experienced in this function.”  Thus, the CLEC Coalition argues that if we approve the Transaction, we should require FairPoint to establish and staff a license administration group prior to closing to handle pole and conduit license administration functions.

(b)           FairPoint

FairPoint states that it will provide access to poles as required by state and federal law and that it will abide by the Commission’s decision in Docket No. 2005-486.   FairPoint witness Lippold stated he did not know how many persons would be in the License Administration Group.  He also stated that he did not have any personal knowledge regarding how quickly pole attachment applications would be processed.

iii.            Decision

We agree with the CLEC Coalition regarding the importance of pole administration and the need for FairPoint to abide by the Commission’s rulings in Docket No. 2005-486.  We also agree that FairPoint has not yet provided any details regarding how it will handle this important function.

Pole administration functions are covered under the TSA.  FairPoint has until at least July of 2008 before it will be required to take over these responsibilities.  Accordingly, we require FairPoint to file a monthly status report beginning on March 30, 2008, regarding its progress in putting together the Pole Licensing and Administration Group and ensuring that its employees are fully ready and capable of assuming those responsibilities.  We also set July 1, 2008, as the deadline for FairPoint to be ready to assume pole licensing and administration duties.  See Appendix C, Wholesale Condition 21.

k.             Forbearance

i.              Background

Under section 10(a) of the TelAct (47 U.S.C. § 160), the FCC is required, upon application by a carrier, to forbear from applying any regulation or provision of the TelAct if it finds that enforcement is not necessary to ensure that “charges, practices, classifications, or regulations” are not unjustly or unreasonably discriminatory, enforcement is not necessary for the protection of consumers, and forbearance is consistent with the public interest, including the impact on competition.

ii.             Positions of the Parties

(a)           CLECs

Both One and the CLEC Coalition accept FairPoint’s commitment to refrain from seeking forbearance relief, but ask that it be made a mandatory condition of any Commission approval of the transaction.

(b)           FairPoint

In its Brief, FairPoint committed “to refrain from seeking certain forbearance relief from the FCC for three years following closing of the transaction.”  This commitment arises out of the NH CLEC Settlement and is listed by FairPoint as one of the provisions that will automatically apply to Maine.

iii.            Decision

We find that forbearance by the FCC of section 251 or 271 obligations in Maine could have a negative impact on competition.  Accordingly, we condition our approval of the Transaction on FairPoint meeting its three-year commitment to refrain from filing for forbearance as a condition to approval of this Transaction.  See Appendix C, Wholesale Condition 22.

VII.         ADDITIONAL OVERARCHING CONDITONS

A.            Monitoring Requirement

We will continue to monitor FairPoint’s financial condition very closely as well as ensuring that it meets it commitments regarding broadband expansion, capital investments and service quality performance.  To ensure such monitoring, we impose the following condition:

FairPoint shall provide us with management level personnel to interface with us and our staff on the following topic areas:

a.             Labor Relations

b.             Cutover

c.             Finance

d.             Management

e.             Wholesale Relations

f.              Service Quality

g.             Federal Regulatory Issues

h.             Broadband Issues

See Appendix C, Final Overarching Condition No. 37.  We direct our staff to work closely with FairPoint on these issues and to provide us with monthly reports commencing March 2008 regarding progress and compliance with the terms of this Order.  We believe a close working relationship is necessary, especially in the near term, to ensure that we are alerted at the earliest possible time of any problems so that we might take all necessary action to avoid any adverse impact on the public interest.

B.            Catchall Provision

We impose one final condition.  Given the large number of issues addressed in this case, in the event that something has been overlooked, we impose the following condition:

To the extent an issue is not expressly described in this Order, the Hearing Examiner’s Report and any specific finding and or condition shall prevail.

See Appendix C, Overarching Condition No. 38.

VIII.        APPROVAL OF TRANSACTION

We find that the Amended Stipulation, as further amended, along with the decisions we have made on the contested issues, including wholesale issues, combined with the conditions we impose in this Order satisfy the legal standards for approving the Transaction.  Most specifically, we find that the Transaction as amended and conditioned is “consistent with the interests of ratepayers and investors” by determining that the potential benefits of the Transaction outweigh the risks, e.g., that ratepayers and investors will not be harmed by the Transaction.  See 35-A M.R.S.A. § 708.  We also find that Verizon’s sale and abandonment of its property and plant is consistent with the requirements of 35-A M.R.S.A. §§ 1101, 1104.

When this case was originally filed, many questions were raised about the proposed Transaction including FairPoint’s debt burden and its history of service quality.  These issues, as well as all other aspects of this case, were closely examined by this Commission.  While we believe the case as filed posed enormous risks to ratepayers, the Amended Stipulation, the additional amendments made during the January 3rd  hearing, and the conditions we have imposed regarding financial, service quality, wholesale, broadband, federal regulatory and backoffice issues significantly improve the Transaction over what was originally filed.  We further believe, as a result of the many improvements that have been made throughout this process, that FairPoint will have the resources to follow through on the commitments it has made to invest in our State and to meet its obligations to its employees.

FairPoint is committed to expanding broadband addressability to 90% of Maine’s  access lines in five (or six) years and it will use MPLS broadband architecture needed to serve Maine businesses. The enhanced SQI metric will ensure that Maine people get the services they deserve and the risk of increased penalties will help to guarantee it.  The State will gain new, more flexible state-of-the-art back office systems which should enhance customer satisfaction.  Our decision in this case also provides protections for Maine’s telephone subscribers against unlawful violations of customer privacy and an estimated $18 million rate reduction to customers.  Furthermore, it provides competitive protections for CLECs to guarantee that Maine citizens have access to a range of services from a number of providers and continues to promote competition in Maine’s telecommunications market.

The financial issues have been a major concern with the Transaction.   The additional financial commitments made by FairPoint and Verizon, the further amendments made to the Transaction throughout this process and the conditions we impose improve the financial condition of FairPoint by $400 million over the Transaction as originally filed and addresses our financial concerns to the point where we can approve the Transaction.  However, that is not to say that there are no risks associated with it.  As regulators it is our responsibility to ensure that FairPoint lives up to the commitments it has made to this Commission and the people of Maine.  As a result, we have appointed a team made up of our Advisory Staff to monitor all aspects of the transition from Verizon to FairPoint and submit monthly reports so that we are notified of potential problems.

Quality telecommunications services are essential to residential and business customers and our economy and it is in the State’s interest for the major ILEC in our State to want to be here and be willing to invest in the infrastructure and services necessary to keep us competitive.  We are encouraged by the fact that FairPoint, unlike the company it will succeed, is a company that wants to serve Maine.  We look forward to our new working relationship with FairPoint and believe that our final decision in this case will serve the people of Maine well.

Accordingly, we

ORDER

1.             That Appendix A (including the amended stipulation dated December 24, 2007, Attachment 1 of the amended stipulation and Attorney Donahue’s letter dated January 3, 2008), Appendix B, and Appendix C to this Order are explicitly integrated into, and made a part of, this Order; and

2.             That, subject to the amendments, conditions, and decisions contained herein:

a.      The Transaction proposed by FairPoint and Verizon is approved pursuant to 35-A M.R.S.A. §§ 708 and 1104;

b.                                      FairPoint’s use of Verizon’s CAM is approved pursuant to 35-A M.R.S.A. § 707;

c.                                       Verizon’s sale of its property and assets to FairPoint is approved pursuant to 35-A M.R.S.A. § 1101;

d.                                      Verizon’s abandonment of its plant and property is approved pursuant to 35-A M.R.S.A. § 1104;

e.                                       FairPoint’s request for a certificate of public convenience and necessity in order to provide both local and interexchange service in Verizon’s former territory is approved pursuant to 35-A M.R.S.A. §§ 2102, 2105;

f.                                         FairPoint’s request to adopt Verizon’s tariffs and schedules is approved pursuant to 35-A M.R.S.A. § 304 and Chapter 120 of the Commission’s Rules; and

g.                                      FairPoint’s request to be designated an eligible telecommunications carrier is granted pursuant to 47 U.S.C. § 214; and

3.                                       That those issues associated with Phase I and Phase II of Docket No. 2005-155 are hereby resolved by this Order.

Dated at Augusta, Maine, this 1st day of February, 2008.

BY ORDER OF THE COMMISSION

/s/ Karen Geraghty
Karen Geraghty
Administrative Director

COMMISSIONERS VOTING FOR:	Adams
Reishus
Vafiades

NOTICE OF RIGHTS TO REVIEW OR APPEAL

5   M.R.S.A. § 9061 requires the Public Utilities Commission to give each party to an adjudicatory proceeding written notice of the party’s rights to review or appeal of its decision made at the conclusion of the adjudicatory proceeding.  The methods of review or appeal of PUC decisions at the conclusion of an adjudicatory proceeding are as follows:

1.                                       Reconsideration of the Commission’s Order may be requested under Section 1004 of the Commission’s Rules of Practice and Procedure (65-407 C.M.R.110) within 20 days of the date of the Order by filing a petition with the Commission stating the grounds upon which reconsideration is sought.

2.                                       Appeal of a final decision of the Commission may be taken to the Law Court by filing, within 21 days of the date of the Order, a Notice of Appeal with the Administrative Director of the Commission, pursuant to 35-A M.R.S.A. § 1320(1)-(4) and the Maine Rules of Appellate Procedure.

3.                                       Additional court review of constitutional issues or issues involving the justness or reasonableness of rates may be had by the filing of an appeal with the Law Court, pursuant to 35-A M.R.S.A. § 1320(5).

Note:                   The attachment of this Notice to a document does not indicate the Commission’s view that the particular document may be subject to review or appeal.  Similarly, the failure of the Commission to attach a copy of this Notice to a document does not indicate the Commission’s view that the document is not subject to review or appeal.

APPENDIX A

AMENDED STIPULATION WITH SQI and RATE DESIGN ATTACHMENTS

STATE OF MAINE
PUBLIC UTILITIES COMMISSION

AMENDED
STIPULATION

December 21, 2007

VERIZON NEW ENGLAND, INC.	Docket No. 2007-67
D/B/A VERIZON MAINE, ET AL.
Request for Approval of Affiliated Interest
Transaction and Transfer of Assets of
Verizon’s Property and Customer Relations
to be Merged with and into
FairPoint Communications, Inc.

PUBLIC UTILITIES COMMISSION	Docket No. 2005-155
Investigation into New Alternative Form of
Regulation for Verizon Maine Pursuant to
35-A M.R.S.A. §9102-9103

Verizon New England Inc., d/b/a Verizon Maine (“Verizon New England”), Northern New England Telephone Operations Inc. (“Telco”),  Enhanced Communications of Northern New England Inc. (“Newco”), Northland Telephone Company of Maine, Inc., Sidney Telephone Company, Standish Telephone Company, China Telephone Company, Maine Telephone Company, and Community Service Telephone Co. (the latter six being referred to as the “FairPoint Maine Telephone Companies”), the Maine Office of the Public Advocate, the Intervenors who have signed this Stipulation and the Advocacy Staff (“Staff”) of the Maine Public Utilities Commission (“Commission”) hereby agree and stipulate as follows:

I.              PURPOSE

The purpose of this Stipulation is to settle (except as provided explicitly herein) all issues in this proceeding, to avoid further proceedings on those issues and to expedite the Commission’s consideration and resolution of the proceedings.  The provisions agreed to herein have been reached as a result of information gathered through review of the Applicants’ prefiled testimony and exhibits, both formal and informal discovery, testimony presented at hearings before the Commission, the Examiner’s Report and discussions and negotiations among the parties.

II.            PROCEDURAL BACKGROUND

On January 31, 2007, the Joint Applicants filed an application seeking issuance of a Commission order granting any and all approvals and authorizations required for the transfer of Verizon New England’s local exchange and long distance businesses and the long distance businesses of certain affiliated companies of Verizon New England to FairPoint Communications, Inc. (“FairPoint”), the commencement of the provision of regulated telephone utility services by Telco and Newco, the discontinuance of regulated telephone utility service by Verizon New England and certain ancillary transactions.

The Commission docketed the submission as Docket No. 2007-67, assigned the case to a Hearing Examiner and appointed Advisory Staff and Advocacy Staff.  The Hearing Examiner issued a Notice of Proceeding, Procedural Order and Notice of Opportunity to Intervene on February 2.

The following parties filed timely petitions to intervene and were granted intervention status: the Office of the Public Advocate (OPA); Communication Workers of America (CWA) and International Brotherhood of Electrical Workers (IBEW) Locals 2320, 2326, and 2327, and IBEW System Council T-6 (collectively Labor); the Eastern Maine Labor Council, AFL-CIO(1); the CLEC Coalition (Mid-Maine Communications, Oxford Networks, and Pine Tree Networks); Biddeford Internet Corporation d/b/a Great Works Internet (GWI); One Communications (One); Cornerstone Communications, LLC; XO Communications Services, Inc.;  Level 3 Communications, LLC; the Telephone Association of Maine (TAM); Pine Tree Telephone and Telegraph Company; Saco River Telegraph and Telephone Company; Oxford Telephone

(1) Due to the limited information in the Eastern Maine Labor Council’s (Council) petition to intervene regarding how this proceeding would have a direct and substantial impact on it, the Council was granted discretionary intervention pursuant to Section 721 of Chapter 110.

Company, Oxford West Telephone Company, Oxford County Telephone Service Company and Revolution Networks, all d/b/a as Oxford Networks; Mid Maine Communications; Lincolnville Telephone Company; Tidewater Telecom, Inc.; Unitel, Inc.; U.S. Cellular Corporation; and the Department of Education and the Maine State Library.

On March 12, James Cowie, lead participant in a complaint docket dealing with Verizon’s alleged participation in the National Security Agency’s warrantless domestic wiretapping and data collection program, requested discretionary intervenor status in this case.  The Hearing Examiner, on March 28, approved discretionary intervention, but limited Complainants’ participation to argument regarding the need to and means of preserving the Commission’s jurisdiction over the existing claims against Verizon in Docket No. 2006-274.

Technical Conferences were held on June 7, 8 and 12, 2007 to allow Advisory Staff and Intervenors the opportunity to perform discovery on FairPoint’s and Verizon’s joint application, prefiled testimony and responses to data requests.  Additional Technical Conferences were held on August 9 and 10, 2007 covering to the prefiled testimony and data responses of Intervenor witnesses.

On September 10 and 11, 2007, a Settlement Conference was held in Portland, to which all parties were invited.  The parties attending the Settlement Conference included:  FairPoint, Verizon, the MPUC Advocacy Staff, the Office of the Public Advocate, GWI, and One Communications.  This Stipulation is a product of a process that began at this time.

On July 24, 2007, Level 3 notified the Commission that it was withdrawing its petition to intervene and that it approved the proposed transaction without conditions.  On October 10, TAM advised the Commission it had entered into a settlement agreement with FairPoint and its members were satisfied that their issues related to the merger had been resolved.  TAM also advised that it supported merger approval as it related to TAM’s membership’s issues.

Three well-attended public witness hearings were conducted during the month of September:  September 18 in Fort Kent, with remote locations in Houlton and Presque Isle; September 20 in Bangor, and September 25 in Portland.

Evidentiary Hearings on the FairPoint, Verizon, and Intervenor filed testimony were conducted October 2-5 and 10.  Briefs were filed on November 2, 2007.  The Examiner’s Report was issued on November 26, 2007 and Exceptions were filed on December 3, 2007.

During November and December, meetings and discussions occurred that culminated in the negotiation of this Stipulation.

In Docket No. 2005-155 (Verizon Maine AFOR) an Examiner’s Report in the form of a draft Commission order was released on May 9, 2007, addressing, among other things, Phase I issues related to Verizon Maine’s revenues, expenses and earnings under a traditional, rate-of-return mode of Commission regulation.  During the period for writing exceptions, the Public Advocate and Verizon Maine discussed their differences with respect to the Examiner’s Report that resulted in the filing of an Amended Stipulation, approved by the Commission by Order dated October 3, 2007.  The Amended Stipulation reached no final decision on the merits of the issues but had the effect of staying for a time any final Commission decision.

III.           STIPULATION PROVISIONS

The Parties to this Stipulation agree and recommend that the Commission order as follows:

1.                     Approval of Application.  The Parties to this Stipulation agree that the Joint Application and accompanying exhibits filed on January 31, 2007, and the approvals and authorizations requested therein, satisfy the applicable statutory criteria and should be granted by the Commission, by an order that approves, accepts and adopts this Stipulation and all of the provisions thereof.

2.                     Specific Approvals and Authorizations.  The granting of the Joint Application shall include all authorizations, approvals, and findings requested in the Joint Application and the accompanying exhibits, including the following:

A.            The reorganizations that result from Verizon New England’s transfer of its assets, liabilities and customer relationships relating to its local exchange, intrastate toll and exchange access operations in Vermont, New Hampshire and Maine to Telco, a subsidiary of Verizon New England, as more fully described in more fully described in a Distribution Agreement between Verizon Communications and Spinco dated January 15, 2007, are consistent with the interests of the utilities’ ratepayers and investors and shall be approved pursuant to 35-A M.R.S.A. § 708.

B.            The reorganizations that result from NYNEX Long Distance, BACI, and VSSI’s transfer of their accounts receivable, liabilities and customer relationships relating to their long-distance operations in Maine, New Hampshire and Vermont to Newco, a direct wholly-owned subsidiary of Spinco, through a series of intermediate transfers, are consistent with the interests of the utilities’ ratepayers and investors and shall be approved pursuant to 35-A M.R.S.A. § 708.

C.            The reorganizations that result from Verizon New England’s transfer of the stock in Telco to Spinco through a series of intermediate transfers, such that Telco will become a direct, wholly-owned subsidiary of Spinco, are consistent with the interests of the utilities’ ratepayers and investors and shall be approved pursuant to 35-A M.R.S.A. § 708.

D.            The reorganizations that result from Verizon Communications’ distribution of the stock of Spinco directly to the shareholders of Verizon Communications, such that Spinco (and therefore Telco and Newco) no longer will be subsidiaries of Verizon Communications, are consistent with the interests of the utilities’ ratepayers and investors and shall be approved pursuant to 35-A M.R.S.A. § 708.

E.             The reorganizations that result from Spinco’s merger with and into FairPoint immediately following the distribution of the Spinco stock, are consistent with the interests of the utilities’ ratepayers and investors and shall be approved under 35-A M.R.S.A. § 708.

F.             The transfer of assets of Verizon New England to Telco shall be authorized pursuant to 35-A M.R.S.A. § 1101.

G.            The discontinuance of service by Verizon New England shall be approved pursuant to 35-A M.R.S.A. § 1104.

H.            The furnishing of service by Telco and Newco, is declared to be required by public convenience and necessity and shall be approved pursuant to 35-A M.R.S.A. §§ 2102 & 2105.

I.              FairPoint and the individual Operating Subsidiaries shall be authorized to file initial schedules of rates, terms and condition conforming to the current schedules for local rates, terms and conditions of Verizon New England, Inc., which are presently on file with the Commission.

J.             The provisioning of services and facilities between Telco and affiliated interests of Telco pursuant to the Verizon Cost Allocation Manual (CAM) on a temporary basis until completion of review of a permanent CAM and contracts with affiliated interests in accordance with Section III(3)(E)(8) of this Stipulation, shall be authorized pursuant to 35-A M.R.S.A. § 707.

K.            Such other authorizations and approvals as are necessary to effectuate the transaction shall be granted.

3.                     Conditions of Approval.  In addition to the approvals and authorizations set forth above, the Parties further agree to the following terms and conditions of approval:

A.            Financial Conditions:

1.             Capital Expenditures/Dividend Restriction.  During the three years following the Closing Date, FairPoint shall make, on average, annual capital investments in Maine in the following minimum amounts:

First Year:	$48,000,000.00

Average of First Two Years:	$48,000,000.00

Average of First Three Years:	$47,000,000.00

To assure investment in the network occurs as projected by FairPoint, total dividend payments by FairPoint to its common shareholders following the two year anniversary of the closing will be reduced the following year by the amount in which the annual average capital expenditures made in Maine over the two years is less than $48 million, and dividends paid in the year following the three year anniversary will be reduced by the amount in which the annual average capital expenditures over the three-year period is less than $47,000,000.

2.             Further Dividend Restrictions.

(a)           Beginning with the first full quarterly dividend paid after the closing of the Merger, FairPoint shall reduce its aggregate annual dividends payable on common stock (currently $1.59 per share) by 35% which is effectively an annual reduction of approximately $49.7 million from current projected levels after the Merger.  FairPoint shall not be allowed to subsequently increase its per share dividend until this limitation is terminated pursuant to paragraph 4.

(b)           FairPoint shall not declare or pay any dividend on the common stock of FairPoint following the end of any three consecutive fiscal quarters during which the Leverage Ratio exceeds 5.50 (reduced to 5.0 at and after the fifth full calendar quarter following the Closing Date) or the Interest Coverage Ratio is less than 2.25.  FairPoint shall use funds that would otherwise be available to pay dividends but for this restriction to first repay outstanding borrowings under its revolving credit agreement and second to prepay Term Loan borrowings (unless the loan agreements require a different order of payment) until such repayments reduce the debt as of the end of the last respective quarter such that the Leverage Ratio is reduced to 5.5 or 5.0, respectively.  (There will not be any limitation on dividends paid during the first two full fiscal quarters following the closing beyond the reduction agreed to in paragraph 2(a).)

(c)           FairPoint shall limit the cumulative amount of payments of dividends on its outstanding common stock (excluding the first two full quarterly dividend payments after the closing) to not more than the cumulative adjusted free cash flow (before dividends) generated from and after the Closing Date.

(d)           The conditions in paragraphs (b) and (c) will not be effective until the third full fiscal quarter following the closing, to be consistent with the proposed credit agreement.  For all purposes in this Stipulation Leverage Ratio shall be defined as the ratio of Total Indebtedness to Adjusted EBITDA.  In calculating the Leverage Ratio, for purposes of this Stipulation, FairPoint shall use the outstanding gross debt amount reduced by any available cash balance, provided that the amount of cash netted against gross debt shall be no more than $25 million.  The definitions of Total Indebtedness and Adjusted EBITDA shall be the same as those contained in FairPoint’s current loan documents and as modified by the terms of the new loan documents.

3.             Debt Reduction.  Beginning in the first quarter of 2009, FairPoint agrees to pay the higher of $35,000,000 annually, or 90% of annual Free Cash Flow, to be applied equally in each fiscal quarter, towards the permanent reduction of the principal amount of the Term Loan.  Free Cash Flow is defined as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred.  (For the first full year of operations, this calculation would include all adjustments permitted by the current and the new loan documents.)

4.             Termination of Financial Conditions.  The requirements and conditions in paragraphs 2(a), (b) & (c) and 3, above, shall terminate upon FairPoint achieving a Leverage Ratio of 3.5 for any three consecutive fiscal quarters, provided that if within two years of the end of such three consecutive fiscal quarters achieving the Leverage Ratio of 3.5, the Leverage Ratio exceeds 4.0 for any three consecutive quarters, the limitations and conditions in paragraphs 2(a), (b) & (c) and 3 will become effective and remain effective until the earlier of five years after the end of such three consecutive fiscal quarters achieving a Leverage Ratio of 3.5 or ten years after the closing date.  In any event, the limitations and conditions in paragraphs 2(a), (b) & (c), 3 and 4 shall terminate no later than ten years after the closing date.  (For the purpose of clarity, if over the ten year period FairPoint does not achieve the Leverage Ratio of 3.5 for three consecutive quarters, the limitations and conditions remain in effect over the entire ten year period.)

It is noted by the Parties to the Stipulation that FairPoint’s Discovery Model as adjusted to reflect the conditions in the Stipulation indicates that FairPoint is expected to achieve the Leverage Ratio of 3.5 by 2011.  The parties’ consideration of the model scenarios provided by FairPoint does not indicate agreement with the model itself or the model scenarios.

5.             Working Capital Adjustment.  Verizon will provide at or before closing a contribution to Spinco that will increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement as of the date hereof.  FairPoint shall use $235.5 million to repay permanently (or otherwise not incur), not later than 30 days after the closing of the Merger,  the Term Loan or the Spinco Securities issued or incurred at closing.  In addition, Verizon agrees it will not offset against the required working capital contribution any portion of the $12,000,000 commitment Verizon incurred by way of a stipulation with the OPA in the pending Verizon Maine AFOR proceeding (Docket No. 2005-155) to deploy additional broadband services prior to the closing.  Verizon has agreed to incur the full $12,000,000 obligation to expand DSL services pursuant to the Stipulation in Docket No. 2005-155 prior to the closing of Merger (or to leave the balance of monies not incurred in escrow for FairPoint to complete the project) and will not seek reimbursement from FairPoint.

In addition, within 30 days of closing Verizon will make a one-time cash contribution in the amount of $2.5 million to the ConnectME Authority in furtherance of the Authority’s statutory objectives.

B.            DSL Commitment:

FairPoint shall expand DSL Availability in Maine to reach the 83% addressability of Maine access lines within two years of the closing of the Merger.

As part of a comprehensive resolution of all issues pending in this Docket and in Docket No. 2005-155 (the Verizon Maine AFOR proceeding), FairPoint agrees that during the 5-year period beginning upon closing, FairPoint shall spend not less than an additional $40,000,000 (in excess of the $12,000,000 expenditure by Verizon pursuant to the Amended Stipulation approved in Docket No. 2005-155 and the estimated $17,550,000 expenditure by FairPoint in implementing the two-year DSL deployment plan submitted to the Maine PUC as part of its filings in Docket No. 2007-67) for the purchase and installation of equipment and related infrastructure necessary to further expand the availability of broadband services to locations in Maine, with the goal of attaining 90% DSL addressability by the end of the five year period.  FairPoint further agrees that by the end of the five-year period it will reach 82% overall addressability for FairPoint access lines in UNE Zone 3.  To the extent that the goal of attaining 90% DSL addressability is not achieved by the end of such five-year period, FairPoint shall make additional investment as necessary to achieve such goal.  To the extent any of the $40,000,000 is not expended by the end of the five year period, FairPoint shall contribute the unexpended funds to the ConnectME Authority.  During the five year period under this paragraph, FairPoint shall file quarterly reports with the Commission regarding its broadband deployment activities containing the type of information required of Verizon under Section 3 of the Amended Stipulation of August 8, 2007 in Docket No. 2005-155.

FairPoint agrees that any of the facilities constructed with funds derived from either the $17,500,000 or $40,000,000 committed by FairPoint or the $12,000,000 committed by Verizon, as referenced in the preceding paragraph, that are part of the incumbent local exchange carrier (ILEC) network shall be made available to competitors as Unbundled Network Elements (UNEs) to the same extent that “legacy”  ILEC network facilities are required to be made available on a UNE basis.

Further, the parties hereby request that the PUC direct that any money spent by FairPoint on equipment and infrastructure for the expansion of broadband services within the UNE-3 zones shall not be expended for customer locations currently served or publicly scheduled to be served within 12 months by broadband providers funded by the ConnectME Authority in order to ensure the success of the broadband initiative of the ConnectME Authority and the public policy underlying such initiative, and that the Commission shall retain the authority to and shall review the effect of such restrictions on broadband construction to ensure that any competitive limitations continue to serve the public policy objectives of the ConnectME Authority, the Commission and the State of Maine and to revise these provisions in accordance with its findings.

FairPoint agrees that at the time of closing, FairPoint will maintain all prices and speeds offered by Verizon for broadband Internet access service, including the provision of standalone DSL service, and that standalone DSL service shall continue to be available for a period of two years following closing and at a month-to-month price not to exceed $37 per month.  FairPoint will not increase the prices for broadband services for two years following closing provided the Commission does not seek to alter, amend or reduce any of FairPoint’s prices for services that are subject to the Commission’s regulation. All promotional rates offered by Verizon will be evaluated by FairPoint on a regular basis and are subject to modification; provided that FairPoint will adhere to all terms and conditions of Verizon’s $15 per month “for life” rate for 768 kbs access speeds to existing subscribers to this offer at closing.  In addition, FairPoint shall not increase its monthly rates for basic (768 kbs) DSL service (“DSL Light”) beyond the monthly rates currently offered by Verizon ($15 for a two year contract, $18 for a one year contract) for a period of two years following closing.

C.            AFOR Settlement:

As part of a comprehensive resolution of all issues pending in this Docket and in Docket No. 2005-155, upon closing, FairPoint shall adopt in Maine all currently effective rates of Verizon, and the current provisions of the Verizon Maine AFOR shall be applicable to FairPoint, provided that FairPoint shall be subject to the Service Quality Index (“SQI”) as set forth in Attachment 1 to this Stipulation. Effective August 1, 2008, FairPoint shall implement reductions to the monthly rate caps for basic residence and business service under the adopted Verizon Maine AFOR by an amount determined by dividing $18,000,000 by Telco’s March 31, 2008 access lines for basic residence and business service (excluding access lines packaged in any bundle of service and business Centrex or special contracts services), divided by 12.  The current AFOR as adopted by FairPoint (including the reduced cap and the mutual stayout on initiating any rate of return-based earnings investigation) shall remain in effect for a period of 5 years after August 1, 2008.  This provision, as well as FairPoint’s commitment on DSL above, shall be in full and complete settlement of all outstanding issues in the pending Verizon Maine AFOR proceeding, Docket No. 2005-155, Phases I and II, and shall not constitute precedent with respect to the issue of any revenue requirement issue, including but not limited to the imputation of yellow page directory revenues, in determining the revenue requirement of FairPoint-Maine, which may be raised and addressed in a future general rate proceeding subsequent to the expiration of the five-year term of the adopted FairPoint AFOR described above.

D.            Labor Matters:

Verizon shall not be required to waive the six-month no-hire provision in the Employee Matters Agreement.

FairPoint has already agreed in the Employee Matters Agreement to honor existing collective bargaining agreements with respect to matters that are within FairPoint’s control, and is willing to extend such agreements on generally the same conditions in the current agreements for a period of at least two years.  These conditions would include plans that mirror all compensation and benefit plans, including medical and retirement benefits.  In addition, FairPoint will offer employment to the Verizon employees being laid off in the Bangor wireless call center pursuant to a written agreement with Verizon.

E.             Additional Matters:

1.                                       FairPoint will adhere to its commitments on retail rates and treatment of wholesale customers, as set forth in its Brief in this Docket.  Furthermore, FairPoint agrees to the following Recommended Conditions in the Examiner’s Report to the extent indicated:

V-D-4 (ER, p. 121) – FairPoint agrees
V-D-5 (ER, p. 122) – FairPoint agrees
V-D-6 (ER, p. 122) – FairPoint agrees
V-D-7 (ER, p. 122) – FairPoint agrees
V-D-8 (ER, p. 122) – FairPoint agrees
VI-B-2 (ER, p. 191) – FairPoint agrees
VI-B-5 (ER, p. 191) – FairPoint agrees
VIII-3 (ER, p. 246) – FairPoint agrees
VIII-6 (ER, p. 246) – FairPoint agrees
XIII-3 (ER, p. 252) – FairPoint agrees
ETC(ER, p. 254) – FairPoint agrees
X-2 (ER, p. 262) – FairPoint agrees
V-D-3 (ER, p. 121) – FairPoint agrees (provided agreements are submitted for information only)
VI-B-4 (ER, p. 191) – FairPoint agrees (provided PUC establishes criteria after approval, which assure compensation for only claims with significant merit)
VI-C-3 (ER, p. 218) – FairPoint agrees (provided FairPoint has ability to request modification of statewide rates condition in the future)

The limitations indicated above represent FairPoint’s position, but are not resolved by this Stipulation.  The extent to which the limitations are adopted shall be decided by the Commission on the basis of the arguments in the Briefs and Exceptions of the Parties in this proceeding.

2.             FairPoint will cause Telco to continue to offer to residential and business retail customers a local exchange, stand-alone basic service.  Telco will not seek Commission approval for an increase in Maine basic exchange rates to take effect during the five-year AFOR period following the Closing Date, and the OPA agrees not to seek a reduction to such rates to take effect during such period.

3.             To the extent that a final and non-appealable federal court order determines that the Commission may proceed with its investigation in Docket No. 2006-274, relating to allegations that Verizon New England participated in an alleged foreign intelligence program of the National Security Agency involving customer records, Verizon New England agrees that it will not rely upon this transaction as a basis to contest the jurisdiction of the Commission to conduct such investigation consistent with the terms of the Court’s order.

4.             FairPoint has agreed to a third party monitor for the Transition Services Agreement cutover process, pursuant to scope of work established by state commissions, to be paid for by FairPoint.

5.             FairPoint agrees to provide monthly reports to the Commission beginning immediately to provide the staffing status for FairPoint’s northern New England service area, with particular emphasis on adequacy of technical skills for workers being placed in new positions due to any significant departure of experienced staff in the period six months before, to six months after, close of the transaction.  The report shall include training plans and progress associated with bringing workers in new technical positions up to adequate skill levels.

6.             FairPoint agrees to provide the PUC after closing with the financial information reporting as recommended in the Examiner’s Report.

7.             FairPoint agrees that upon closing Telco will adopt the Cost Allocation Manual of Verizon New England (Verizon CAM) and shall comply with said Verizon CAM with respect to the allocation and assignment of costs between Telco and its affiliates.  Telco shall not be required to submit written agreements regarding the provision of services for the Commission’s approval under 35-A M.R.S.A. § 707 until six months after closing, provided that Telco complies with the Verizon CAM.  Within six months after the closing, Telco will submit for the Commission’s approval under Section 707 all proposed agreements between Telco and its affiliates for the provision of services.  At that time, Telco shall also submit for the Commission’s review its proposed, amended CAM for use in the future (which may consist of a proposed continuation of the Verizon CAM).  The proposed CAM shall include all policies, procedures, and agreements governing services provided between and among FairPoint affiliates, in a manner consistent with

35-A M.R.S.A. § 713.  Such CAM shall assure that cost of developing the FairPoint systems used to replace the Verizon systems by Cutover are appropriately allocated to Telco and that adequate compensation is provided to Telco by any other FairPoint affiliates that might use these systems or any of Telco’s facilities.  FairPoint reserves the right to take the position upon submission of the CAM that there should be a single CAM effective for all three states.  FairPoint’s submission shall also include a detailed budget pro forma of charges to and from affiliates for the three-state operation (and the individual states), for 2008, including the actual cost basis for the charge at its originating location.  FairPoint shall provide a copy of its submission to the Office of the Public Advocate.

8.             FairPoint agrees that for one year following cutover, and for any period thereafter during which the Leverage Ratio exceeds 4.0 for three consecutive quarters, FairPoint will not consummate any business acquisition with a transaction value of the acquired business in excess of $100 million without Commission approval, unless FairPoint requests and is granted an exemption from approval of the acquisition under 35-A M.R.S.A. § 708.  This condition shall be effective for three years following closing.  Nothing in this provision shall limit the Commission’s jurisdiction to review and approve reorganizations as set forth under Maine law.

9.             FairPoint agrees to provide near-final drafts of the debt agreements no later than one month prior to close to the Commission for the information of the Commission.  To the extent the drafts define “Total Indebtedness” and “Adjusted EBITDA” in a manner different than the definition of those terms in Section A(2), FairPoint shall call such differing definitions to the attention of the Commission in its filing.  FairPoint will assure that said debt agreements do not provide for the guaranty of said debt by any of its Maine ILEC operating companies or for securing said debt by a security interest in the assets of said ILEC operating companies.

10.           In the first general rate case for Telco, Telco’s rates may not reflect higher capital costs based on FairPoint’s potentially higher risk level and potentially higher average weighted cost of capital, and ratepayers shall be held harmless from capital costs that exceed Verizon’s average weighted cost of capital.

11.           FairPoint agrees that it will conduct an analysis of whether there are potential benefits of seeking a waiver of the “parent trap” rule.  If the analysis shows potential benefits and FairPoint does not pursue such a waiver, FairPoint shall provide the PUC with an explanation of its decision.

12.           Recommended Conditions in Examiner’s Report Not Resolved by Stipulation.  The adoption of the following Recommended Decisions, as well as the issues referred to in the following paragraph, are not resolved by this Stipulation and will be decided by the Commission on the basis of the arguments in the Briefs and Exceptions of the Parties in this proceeding, subject to the understanding that FairPoint’s objection on the last two recommendations as stated in its Exceptions is modified as indicated below:

VI-B-3 (ER, p. 191) — (suspension of cutover)

VI-C-4 (b) (ER, p. 218) — (separate DSL subsidiary)

XIII-1   (ER, p. 252) — (waiver of FCC price cap rules).  FairPoint has requested waiver and will inform PUC of FCC’s decision and its plans if waiver is denied.

XIII-2   (ER, p. 252) — (access and SLC rate freeze).  FairPoint agrees only to 3-year cap on rates for special access circuits.

13.           Wholesale Issues Not Resolved by Stipulation.  The wholesale issues in this proceeding (Group III-A) are not resolved by this Stipulation and will be decided by the Commission on the basis of the arguments in the Briefs and Exceptions of the Parties in this proceeding.  .

14.           FairPoint represents and warrants that it has not entered into any separate undisclosed agreements with Verizon which conflict with this Stipulation,

including any agreement by which FairPoint compensates Verizon or Verizon compensates FairPoint with respect to any of the provisions of this Stipulation.

IV.                                PROCEDURAL PROVISIONS

1.               Timing and Conditions:  The Stipulation shall be approved without modification or additional condition and on a timely basis to permit closing on January 31, 2008 (assuming receipt of other applicable regulatory approvals).

2.               Record.  The record on which the Commission may base its determination whether to accept and approve this Stipulation shall consist of this Stipulation, all documents provided by in the form of prefiled testimony and exhibits and responses to data requests in this proceeding, the transcript of any hearing that was or may be held on this Stipulation, all exhibits introduced at any such hearing, and any other material furnished by Staff to the Commission, either orally or in writing, at the time of the Commission’s consideration of this proceeding.

3.               Non-Precedential Effect.  The Stipulation shall not constitute an admission by an executing party of any factual or legal issue or matter, nor be considered legal precedent, and neither this document nor the settlement discussions that led to it shall be used as evidence in any proceeding unrelated to the enforcement of this Stipulation, nor shall it preclude a party from raising any issues in any future proceeding or investigation on similar matters subsequent to this proceeding.

4.               Stipulation as Integral Document.  This Stipulation represents the full agreement between all parties to the Stipulation and rejection of any part of this Stipulation constitutes a rejection of the whole and the Stipulation shall thereafter be null and void.

5.               The parties executing this Stipulation agree not to (i) propose that the Commission require any condition at variance with those expressly provided for or allowed by this Stipulation in connection with the approval of the Merger or modify any condition contained herein, or (ii) directly or indirectly support the request by any other party or intervenor to require the imposition of any further condition or the modification of any condition.

6.               The parties to this Stipulation agree to devote their best efforts towards approval of the proceeding on the terms set forth herein and each party agrees not to take any actions in any forum that would reasonably appear to contradict or diverge from the terms set forth in this Agreement.  In the event that the Merger does not close or this Stipulation and its terms are not adopted by the Commission in their entirety and without modification, this Stipulation and all of the terms and conditions contained herein shall be null and void.

7.               Immediately prior to the Merger closing, Verizon, Spinco and FairPoint shall amend their transaction agreements to the extent required to reflect the applicable terms expressly set forth herein.

WHEREFORE, the parties have caused this Stipulation to be duly executed in their respective names by their representatives as of the date first above written, each being fully authorized to do so.

FOR VERIZON NEW ENGLAND,	FOR FAIRPOINT MAINE
NEWCO, AND TELCO:	TELEPHONE COMPANIES:

Printed Name:	Printed Name:

FOR THE MAINE OFFICE OF	FOR THE MPUC ADVOCACY
THE PUBLIC ADVOCATE:	STAFF:

Printed Name:	Printed Name:

FOR	FOR

Printed Name:	Printed Name:

FOR	FOR

Printed Name:	Printed Name:

FOR	FOR

Printed Name:	Printed Name:

2007-67

Amended Stipulation

Attachment 1

As part of a comprehensive resolution of all issues pending in this Docket and in Docket No. 2005-155, upon closing, FairPoint shall adopt in Maine an SQI based substantially on the current SQI provisions of the Verizon Maine AFOR.

FairPoint’s SQI shall differ from the current Verizon Maine AFOR SQI in the following details:

1.             The “Dial Tone Speed” and “% blocked calls” metrics shall be eliminated from the SQI.

2.             The “Duration of Res. Outages” metric as proposed in AFOR and Merger Examiners Reports in 2005-155 and 2007-67 shall be added to the SQI.  This metric is based on ARMIS data and reflects the average outage duration for a residential customer.

3.             Penalties: the base penalty provision contained in the original SQI shall be retained: i.e., the base penalty shall be 1/100 X (annual perf. - benchmark/benchmark) X 75,000,000, up to the existing AFOR penalty provision limit of $1.135 million per metric.  If FairPoint has failed to achieve its performance benchmark for a given metric in two or more consecutive years, beginning after July 1, 2008, the SQI penalty for that metric shall be the base penalty for that metric multiplied by a multiplier equal to the number of consecutive years that penalty has been missed.

4.             Ramp up: FairPoint shall not be subject to the current benchmarks for a two year ramp up period following closing for three specific metrics: (1) the “Customer Trouble Reports per 100 lines,” (2) “Res. Trouble reports not Cleared in 24 hours,” and (3) “Duration of Res. Outages” metrics.  To establish the benchmarks during the ramp-up years, the difference between Verizon’s 2006-2007 performance for each of these metrics and the corresponding benchmark will be equally apportioned to the Verizon’s 2006-2007 performance for each year of the ramp-up period so that each benchmark reaches historic levels for the third year of the AFOR (2010-2011). See example below for benchmark calculation.  For the “Duration of Res. Outages” metric, the difference between Verizon’s performance (based on ARMIS data) for 2006 (or the last year it is available) and the benchmark goal of 17.5 hours will be equally apportioned in the same fashion as described for the other two metrics.  Penalties during the ramp-up period for these three metrics would be no different than other metrics.

Sample benchmark calculation for “Res. Trouble reports not Cleared in 24 hours:”

Verizon’s 2006/2007 Performance = 41.00%

Benchmark = 21.10%

Difference = 41.00 - 21.10 = 19.9 divided by 3 yrs =6.63% per year

41.00 - 6.63 = 34.37% Benchmark for 2008/2009

34.37 - 6.63 = 27.74% Benchmark for 2009/2010

27.74 - 6.63 = 21.10% Original benchmark for 2010/2011

ELECTRONICALLY FILED ON 01/3/2008

THIS IS A VIRTUAL DUPLICATE OF THE ORIGINAL HARD COPY SUBMITTED TO THE

COMMISSION IN ACCORDANCE WITH ITS ELECTRONIC FILING INSTRUCTIONS

January 3, 2008

Karen Geraghty, Administrative Director

Maine Public Utilities Commission

State House Station 18

242 State Street

Augusta, ME 04333-0018

RE:         VERIZON NEW ENGLAND, INC. D/B/A VERIZON MAINE, ET AL.
Request for Approval of Affiliated Interest Transaction and Transfer of Assets of Verizon’s Property and Customer Relations to be Merged with and into FairPoint Communications, Inc., Docket No. 2007-67

PUBLIC UTILITIES COMMISSION, Investigation into Verizon Maine’s Allocation Form of Regulation, Docket No. 2005-155

AMENDED STIPULATION – RATE DESIGN MATTERS

Dear Ms. Geraghty:

In advance of today’s hearing on the Amended Stipulation in the above-captioned matter, the non-CLEC parties to the Stipulation, the AARP, TAM, and the Commission’s Advisory Staff have been exploring various issues relating to the rate design implementation of the rate reduction described in Section 3(C) of the Amended Stipulation.  Based upon these discussions, the non-CLEC parties to the Amended Stipulation have agreed to modify the rate design proposal described in the Amended Stipulation by deleting the second sentence of Section 3(C), and replacing it with the following:

Effective August 1, 2008, FairPoint shall implement an $18,000,000 reduction to telephone rates as follows:

•              FairPoint shall merge the current “Premium” and “Economy” categories of calling service into a single Premium category and eliminate existing pricing differentials as follows:

•      FairPoint will reduce existing rates for residential access lines currently receiving Premium service (excluding Freedom package bundles, i.e., those bundles that include inter-LATA service) by $1.50 per month to match the current rate for Economy service;

•      FairPoint will eliminate existing rate differentials for business access lines, Centrex lines, and PBX trunks currently receiving Premium service (excluding Freedom package bundles, i.e. those bundles that include inter-LATA service, and those receiving Centrex service pursuant to special rate contract) to match the corresponding current rates for Economy service;

•      FairPoint will expand calling areas for customers currently receiving Economy service to the currently applicable Premium service calling areas for their exchanges;

•      FairPoint will add approximately five BSCA routes between exchanges that partially serve municipalities and are not currently within the BSCA of each other; and

•      Except as hereinafter described, in calculating the residual portion of the rate reduction described below, the combined annual revenue impact of the expansion of calling areas for existing Economy service customers and the addition of BSCA routes shall be calculated using historical billing determinants for the twelve month period ending March 31, 2008.  In the event that the combined annual revenue impact exceeds $300,000 per year, in calculating the residual portion of the rate reduction, $300,000 shall be used.

•              To implement the residual portion of the rate reduction (i.e. $18,000,000 minus the annual revenue reduction resulting from the foregoing merger of Premium and Economy classes of calling services), FairPoint shall further reduce the monthly per-line rate caps for basic residential and commercial service under the adopted Verizon Maine AFOR and the prices for Centrex lines, PBX trunks and bundled services by an amount determined by dividing such residual portion by the number of Telco’s March 31, 2008 access lines for residential and commercial service, Centrex lines and PBX trunks (excluding access lines packaged in any Freedom package bundles and special contract Centrex services), divided by 12. FairPoint agrees not to increase the resulting basic rate caps and prices for bundled services that receive the rate reduction for a period of five years from August 1, 2008 (with the exception of the pass through of price increases from DirecTV, if applicable).  The parties agree that the inclusion of Centrex customers in the pool of customers receiving rate reductions shall not cause the rate reduction to those access lines participating in the rate reduction to vary by more than eighteen cents ($0.18) from the rate reduction that would occur if no Centrex customers participated in the rate reduction, and that the price reduction for Centrex lines shall be adjusted as necessary so as to ensure that this eighteen cent cap is not exceeded.

The non-CLEC stipulating parties will be prepared to discuss this change in further detail at today’s hearing.

Sincerely,

Joseph G. Donahue
Counsel for FairPoint Maine Telephone
Companies

cc (via email):
Service Lists in Docket No. 2007-67, 2005-155

APPENDIX B

AMENDMENTS AND CLARIFICATIONS MADE TO THE AMENDED STIPULATION AND THE SQI AND RATE DESIGN ATTACHMENTS ON JANUARY 3, 2008

Page 8, ¶ (d)

The first sentence was amended as follows:

The conditions in paragraphs (b) and (c) shall not be effective until the third full fiscal quarter following the closing~~, to be consistent with the proposed credit agreement~~.

The last sentence of Section III(3)(A)(2)(d) is amended as follows:

The definitions of Total Indebtedness and Adjusted EBITDA shall be the same as those contained in FairPoint’s current loan documents and as modified by the terms of the ~~new loan documents~~ commitment letter (in which “Total Indebtedness” is referred to as “Consolidated Debt.”

Page 11, ¶ 1

The language is modified as follows:

To the extent the goal of attaining 90% DSL addressability is not achieved by the end of such five-year period FairPoint shall make additional investment as necessary to achieve such goal by the end of the sixth year and waives any argument that the Commission lacks jurisdiction over DSL services with respect to any effort by the Commission to enforce this requirement.

In addition, the following clarifications are made:

FairPoint will use MPLS platform for broadband expansion.

The estimated cost for the initial broadband expansion is $17, 550,000.

Page 16, ¶ 9

The first sentence is replaced with the following language:

Prior to closing FairPoint shall file with the Commission copies of the final bank credit facility and any transaction agreements which have been amended subsequent to the date of this Stipulation (showing any changes in redline or a similar fashion).  If the Commission does not schedule a hearing for review of any of said documents to be held within 7 days after their filing, there shall be no further process with respect to said documents.  If the Commission holds a hearing and determines at the conclusion of the hearing that any new or amended provisions may materially and adversely affect the financial condition of FairPoint, the Commission shall determine at the hearing whether further process is necessary, including the possibility of reconsideration of its Order approving the Stipulation solely for the purpose of addressing the potential impact of said new or amended provisions.  Any such additional process shall be completed within 7 days of the initial hearing.

This is now moot as this language was further modified.  See Appendix C, Financial Condition No. 8.

The parties agree that the record on which the Commission may base its determination whether to accept and approve the Stipulation also includes the entire evidentiary record in the case, including the transcript of the hearings.

SQI Attachment

1.                                     The elimination of the “Dial Tone Speed” and “% Blocked Calls” metrics and the addition of the “Duration of Res. Outages” metric shall be effective August 1, 2008, following which the recurring “SQI Period” under the AFOR shall be from August 1 through July 31. (This provision shifts the SQI year, which presently runs from July 1 to June 30, to a year that begins on August 1 and ends on the following July 31. Although the amendments quoted above do not expressly say so, we understand that the AFOR parties have agreed that the 2007-2008 SQI year shall run for the 13-month period from July 1, 2007 to July 31, 2008.)

2.                                     In Paragraph 3 of Attachment 1, “July 1, 2008” shall be changed to “August 1, 2008.”

3.                                     The two-year ramp up period for “Customer Trouble Reports per 100 Lines” and “Res. Trouble Reports Not Cleared in 24 Hours” shall commence upon closing.  The two-year ramp up period for the new metric “Duration of Res. Outages” shall commence on August 1, 2008.

Rate Design Attachment

1.                                     The word “tariffed” is inserted before the word “Centrex” in the second line of the first bullet under the first paragraph.

2.                                     The BSCA routes to be added pursuant to the fourth bullet under the first paragraph shall be “two-way” if both the initiating and receiving exchanges are located in the service territory of Telco, and in other cases shall be “one-way” (Telco to ITC).

3.                                       The word “Centrex” is deleted from the ninth line (between the words “contract” and “services”) of the second paragraph.

4.                                       The following third paragraph is added:

Any package bundle or service introduced or for which there is a rate increase implemented between January 3, 2008 and August 1, 2008, shall not be subject to the rate reduction to be implemented on August 1, 2008.

5.                                       The following fourth paragraph is added:

For a period of five years FairPoint agrees to not increase residence or business SLC charges except as necessary to offset the revenue loss (on a revenue neutral basis) resulting from any intercarrier compensation changes, including access rate reductions.

Clarifications

1.                                       AFOR Stay-out Period

On pages 12-13 of the Amended Stipulation, FairPoint agreed not to seek an increase in Maine basic exchange rates during the five-year AFOR period following closing and the OPA agreed not to seek a reduction to such rates to take effect during such period.  During the hearings on January 3, 2008, FairPoint clarified that the period during which it will not seek Commission approval for an increase in Maine basic exchange rates, and during which the OPA agrees not to seek a rate reduction to such rates, begins upon closing and ends at the end of the five-year AFOR period which begins on August 1, 2008.

2.                                       Financial Reporting

On page 15 of the Amended Stipulation, FairPoint agreed to provide the Commission with the financial information reporting as recommended in Examiner’s Report.  During the January 3, 2008 hearing, parties agreed that the financial information reporting, which FairPoint agreed to provide after closing, refers to the recommended reporting requirements at pages 98-100 of the Examiner’s Report.

3.                                       Wholesale Issues.

Parties clarified that the wholesale issues not resolved by the Amended Stipulation referenced in Section III(3)(E)(13) of the Amended Stipulation were the issues addressed at pages 123-163 of the Examiner’s Report.

APPENDIX C

FINAL CONDITIONS

I.                                         FINANCIAL CONDITIONS

Final Condition No. 1	FairPoint will provide detailed quarterly and annual financial results as well as copies of all financial filings made with the FCC and SEC.

Final Condition No. 2	The Commission will establish a specific annual report form for FairPoint.

Final Condition No. 3

FairPoint may temporarily adopt Verizon’s CAM conditioned on FairPoint filing with the Commission within one month of closing a report that provides a detailed description of how the Verizon CAM will be used specifically by FairPoint in allocating costs.

Final Condition No. 4

FairPoint, as part of its annual report, shall include a spreadsheet, chart or other form that shows all revenues and charges to or from its regulated ILEC operations in Maine to any affiliated interest.

Final Condition No. 5

FairPoint shall not recover an acquisition premium or transaction costs from CLECs or Maine ratepayers. The appropriate capital structure for rate making purposes will be determined in any future rate case involving FairPoint’s Maine operations.

Final Condition No. 6

If on December 31, 2011, FairPoint’s Leverage Ratio of Total Indebtedness to Adjusted EBITDA is 3.6 or higher, FairPoint will reduce its debt by $150 million by December 31, 2012 and FairPoint will also comply with the debt reduction provision of the Amended Stipulation if it is in effect at that time. If FairPoint’s debt is not reduced by $150 million by December 31, 2012, FairPoint will suspend its dividends until the bank debt is refinanced.

Final Condition No. 7	No other state or federal decisions approving the Transaction may materially and negatively impact FairPoint’s financial condition.

Final Condition No. 8

Prior to closing FairPoint shall file with the Commission copies of the final bank credit facility and any transaction agreements which have been amended subsequent to the date of this Stipulation (showing any changes in redline or a similar fashion). FairPoint shall include with such filing an updated version of the financial model reflecting the final documents. If the Commission does not schedule a hearing for review of any of said documents to be held within 7 days after their filing, there shall be no further process with respect to said documents. If the Commission holds a hearing and determines at the conclusion of the hearing that any new or amended provisions may materially and adversely affect the financial condition of FairPoint, the Commission shall determine at the hearing whether further process is necessary, including the possibility of reconsideration of its Order approving the Stipulation solely for the purpose of addressing the potential impact of said new or amended provisions. Any such additional process shall be completed within 7 days of the initial hearing.

II.                                     WHOLESALE CONDITIONS

Final Condition No. 9	FairPoint shall, upon request, extend all the terms of its interconnection agreements by at least three years.

Final Condition No. 10	FairPoint shall file an updated version of Verizon’s wholesale tariff within a year of closing.

Final Condition No. 11	FairPoint shall abide by section 251 and freeze section 251 UNE rates for three years from the date of closing.

Final Condition No. 12	FairPoint shall not seek either a section 251(f)(1) or 251(f)(2) exemption from the FCC.

Final Condition No. 13

FairPoint shall abide by section 271’s requirements. FairPoint shall provide access to unbundled switching, DS3 local loops in Portland, DS3 and dark fiber transport between Portland and Bangor as well as any future loops and transport/dark fiber routes that attain non-impaired status under section 251.

Final Condition No. 14	FairPoint shall abide by the terms of the District Court’s Remand Proceeding as it relates to line sharing and dark fiber loops.

Final Condition No. 15

FairPoint shall file copies of any agreements which create ongoing obligations pertaining to “resale, number portability, dialing parity, access to rights-of-way, reciprocal compensation, interconnection, unbundled network elements or collocations” with the Commission for a period of at least three years. Such filings shall be available for public review.

Final Condition No. 16	FairPoint shall participate in, and abide by, the Commission’s Rapid Response Process, which includes jurisdiction over any operational disputes involving section 271 UNEs.

Final Condition No. 17	FairPoint shall abide by the terms of Verizon’s PAP until FairPoint and the CLECs develop a more simplified PAP.

Final Condition No. 18	FairPoint shall freeze special access rates for three years.

Final Condition No. 19	FairPoint and Verizon shall pro-rate any volume commitments related to wholesale services.

Final Condition No. 20	FairPoint shall not count MCI fiber-based collocations for impairment purposes under section 251 for a period of three years.

Final Condition No. 21

FairPoint shall file a monthly status report beginning March 30, 2008, regarding progress in putting together the Pole Licensing and Administration Group. No later than July 1, 2008, FairPoint shall be ready to assume pole licensing and administration duties.

Final Condition No. 22	FairPoint shall refrain from filing petitions for forbearance with the FCC for a period of three years.

III.                                 BACK OFFICE SYSTEMS

Final Condition No. 23

FairPoint must fulfill its commitment related to a third-party monitor, i.e., to fund and cooperate as necessary to allow the consultant to fulfill in a meaningful way, the Scope of Work identified in Advisors Exhibit 338.

Final Condition No. 24	FairPoint shall not charge its CLEC customers for training that is specific to understanding or interacting with its new systems and interfaces for a period of six months after cutover.

Final Condition No. 25

FairPoint shall pay all claims for reimbursement brought by CLECs where the CLEC can demonstrate it incurred substantial costs directly related to the transition from Verizon’s back office systems to FairPoint’s new systems

Final Condition No. 26

The Commission shall retain the right to suspend and investigate FairPoint’s readiness for cutover based upon material defects or deficiencies identified by the consultants or comments received by the parties.  Within 14 days of the issuance of this Order, FairPoint and Verizon shall file a proposed uniform process for Maine, New Hampshire, and Vermont for addressing questions of cutover readiness.

IV.                                BROADBAND

Final Condition No. 27

FairPoint will not be permitted to expand or enhance its broadband offerings to customers in areas covered by a ConnectME project granted funding in 2007 for a period of two years from the ConnectME project implementation.   This condition does not preclude FairPoint from constructing facilities during this time period, only from offering service through use of the new facilities.

Final Condition No. 28

FairPoint shall price its broadband-related services at statewide rates, without differences between urban, suburban or rural wire centers.  All promotional and standard offerings should be available to all of FairPoint’s Maine-based customers at the same prices, terms and conditions.  FairPoint may seek reconsideration of this condition no earlier than five years from the date of closing.

V.                                    SERVICE QUALITY

Final Condition No. 29	FairPoint shall develop a plan to address the potential loss of experienced workers.

Final Condition No. 30

FairPoint shall meet the specific commitments it has made regarding hiring additional staff, refurbishing wire centers, and prioritizing repair dispatches.  Specifically, FairPoint shall ensure that the scheduling of repair dispatches is properly prioritized, including extending hours of dispatch as necessary.  Second, FairPoint shall ensure the retention of adequate technician staff to handle the volume of trouble reports and installation requirements and will add at least 20 outside plant installation and maintenance technicians in Maine to the FairPoint work force.  Finally, FairPoint will conduct the necessary refurbishment of the approximately 10% of wire centers in Maine that it has identified need immediate attention.  In addition, FairPoint will conduct the detailed analysis necessary for an additional 10% of wire centers to determine if infrastructure improvements are required.

VI.                                FEDERAL REGULATORY ISSUES

Final Condition No. 31	FairPoint shall actively seek the support of the FCC for changes to the rural support mechanism and the high-cost benchmark.

Final Condition No. 32	FairPoint must obtain a waiver of the FCC’s price cap rules before the Transaction closes.

VII.                            ETC

Final Condition No. 33

FairPoint must:  1) continue to provide the nine services supported by the USF that are required of ETCs; 2) advertise the availability of, and prices for, such services; 3) continue to offer Lifeline and Link-Up to customers and 4) use the USF funds it receives in compliance with 47 U.S.C. § 254(e).

VIII.                        PRIVACY ISSUES

Final Condition No. 34

The Commission will rely upon and enforce representations made by Verizon on December 20, 2007 and January 3, 2008 that the language in section III(3)(E)(3) of the Amended Stipulation does not change the status quo, i.e. that it does not put the Commission or the Privacy Intervenors in a worse position or restrict them in any way beyond what is currently required by the federal court injunction.  See U.S. v. Adams, CV-06-97-B-W, Order (Feb. 8, 2007).

Final Condition No. 35

We condition our approval of Verizon’s discontinuance or abandonment of service pursuant to 35-A M.R.S.A. § 1104 on our retaining jurisdiction over Verizon New England as if it were still a public utility subject to our jurisdiction for purposes of resolving all issues in Docket No. 2006-274, the NSA Proceeding, and that such jurisdiction is retained until the NSA Proceeding is resolved completely.

Final Condition No. 36

FairPoint shall review its privacy policy and practices and is required to file two weeks prior to closing a new privacy policy articulating how FairPoint will ensure customer information is protected from any violations of federal and state law.  An officer of FairPoint will certify annually to the best of his or her knowledge that no law has been broken.  The privacy policy will be filed in this docket subject to comment by the parties in this proceeding and subject to Commission approval.

IX.                                OVERARCHING CONDITIONS

Final Condition No. 37	FairPoint shall provide us with management level personnel to interface with us and our staff on the following topic areas:

	a.	Labor Relations
	b.	Cutover
	c.	Finance
	d.	Management
	e.	Wholesale Relations
	f.	Service Quality
	g.	Federal Regulatory Issues
	h.	Broadband Issues

Final Condition No. 38	To the extent an issue is not expressly described in this Order, the Hearing Examiner’s Report and any specific finding and or condition in that Report shall prevail.